UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Teradyne, Inc.

(Name of Registrant as Specified In Its Charter)

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders of Teradyne, Inc., a Massachusetts corporation, will be held on Thursday, May 28, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, for the following purposes:

1. To elect the eight nominees named in the proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

3. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

5. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the meeting shall be determined as of the close of business on April 3, 2009, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

PAUL G. IGOE, Assistant Secretary

April 13, 2009

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

April 13, 2009

Proxies in the form provided by Teradyne, Inc. (“Teradyne”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders to be held on Thursday, May 28, 2009, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864.

Only shareholders of record as of the close of business on April 3, 2009 (the “Record Date”) will be entitled to vote at this annual meeting and any adjournments thereof. As of the Record Date, 172,845,733 shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote in person or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend the annual meeting and vote in person. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the annual meeting. All properly completed proxy forms returned in time to be cast at the annual meeting will be voted.

Important Notice Regarding Availability of Proxy Materials for

the Shareholder Meeting to be Held on May 28, 2009

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available electronically on our website at www.teradyne.com.

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1. To elect the eight nominees named in the proxy statement to the Board of Directors to serve as directors for a one-year term.

2. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

3. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

4. To ratify the selection of the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The Board recommends that you vote FOR the proposals listed above.

An annual report on Form 10-K containing financial statements for the fiscal year ended December 31, 2008 has been mailed to the shareholders with this proxy statement. This proxy statement, the annual report, a letter to the shareholders and the accompanying proxy were first mailed to shareholders on or about April 13, 2009.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR the proposals listed above.

Shareholders may vote in one of the following three ways:

1. by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card,

2. by completing a proxy using the toll-free telephone number listed on the proxy card, or

3. by completing a proxy on the Internet at the address listed on the proxy card.

A majority of the outstanding shares represented at the meeting in person or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. For this annual meeting, on all matters being submitted to shareholders, an affirmative vote of at least a majority of the shares voting on the matter at the meeting is required for approval. The vote on each matter submitted to shareholders is tabulated separately. Abstentions are not included in the number of shares present, or represented, and voting on each separate matter. Broker “non-votes” are also not included. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the annual meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section called “Shareholder Proposals and Board Candidates” for additional information.

OWNERSHIP OF SECURITIES

Securities Ownership Of Certain Beneficial Owners And Management

The following table sets forth as of April 3, 2009 information relating to the beneficial ownership of Teradyne’s common stock by each director and executive officer, individually and as a group.

Name	Amount and Nature of Ownership(1)(2)	Percent of Class
James W. Bagley(3)	155,916	*
Gregory R. Beecher	344,433	*
Michael A. Bradley(4)	880,257	*
Albert Carnesale	63,670	*
Eileen Casal(5)	172,790	*
Edwin J. Gillis	52,777	*
Jeffrey Hotchkiss	135,057	*
Mark E. Jagiela	225,857	*
Vincent M. O’Reilly	52,449	*
Paul J. Tufano	46,620	*
Roy A. Vallee(6)	72,232	*
Patricia S. Wolpert(7)	80,170	*
All executive officers and directors as a group (11 people consisting of 4 executive officers and 7 non-employee directors)(8)	2,109,438	1.2%

*	less than 1%
(1)	Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.
(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of April 3, 2009, or (ii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for

Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bagley, 66,116 shares (including 24,866 shares issuable pursuant to the Deferral Plan); Mr. Beecher, 295,000 shares; Mr. Bradley, 680,000 shares; Mr. Carnesale, 41,250 shares; Ms. Casal, 140,000 shares; Mr. Gillis 16,379 shares issuable pursuant to the Deferral Plan; Mr. Hotchkiss, 90,000 shares; Mr. Jagiela, 174,000 shares; Mr. O’Reilly, 32,449 shares (including 1,199 shares issuable pursuant to the Deferral Plan; Mr. Tufano 25,000 shares; Mr. Vallee, 55,187 shares (including 13,937 shares issuable pursuant to the Deferral Plan); Ms. Wolpert, 41,250 shares; all directors and executive officers as a group, 1,516,631 shares (including 56,381 shares issuable pursuant to the Deferral Plan).

(3)	Includes 89,800 shares of common stock held in a family trust for the benefit of Mr. Bagley and his wife.
(4)	Includes 200,257 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(5)	As disclosed in Teradyne’s Form 8-K filed March 11, 2009, Ms. Casal left Teradyne, effective March 31, 2009. Ms. Casal is a named executive officer for the fiscal year ended December 31, 2008, but is no longer an executive officer or employee of Teradyne as of the date hereof.
(6)	Includes 17,045 shares of common stock held in a family trust for the benefit of Mr. Vallee and his wife.
(7)	Includes 3,000 shares of common stock held by Ms. Wolpert’s husband.
(8)	The group is comprised of Teradyne’s executive officers and directors on April 3, 2009 and excludes Ms. Casal who left Teradyne effective March 31, 2009. Includes (i) an aggregate of 1,460,250 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of April 3, 2009 granted under the stock plans and (ii) an aggregate of 56,381 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

Listed below are certain persons who, based upon Schedule 13G filings made since December 31, 2008, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
FMR LLC(1)	25,560,451	15.099%
82 Devonshire Street Boston, Massachusetts 02109
T. Rowe Price Associates, Inc.(2)	13,871,239	8.1%
100 E. Pratt Street Baltimore, Maryland 21202

(1)	As set forth in Amendment No. 11 to a Schedule 13G, filed on February 17, 2009, FMR LLC had, as of December 31, 2008, sole dispositive power with respect to all of the shares and sole voting power with respect to 102,193 shares. Fidelity Management and Research Company, Strategic Advisers, Inc., and Pyramis Global Advisors Trust Company, each a wholly owned subsidiary of FMR LLC, are the beneficial owners of 25,458,258 shares, 500 shares and 101,693 shares, respectively. The interest of Magellan Fund, an investment company registered under the Investment Company Act of 1940, as amended, amounted to 11,029,691 shares.
(2)	The securities are owned by various individual and institutional investors, for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.
(3)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Teradyne’s directors, executive officers and any person who owns more than 10% of Teradyne’s common stock to file reports of initial common stock ownership and changes in common stock ownership with the SEC and the New York Stock Exchange. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of these forms and written representations received from the directors and executive officers, Teradyne believes that all Section 16 filing requirements were met during the year January 1, 2008 through December 31, 2008.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of eight members, seven of whom are independent directors. As previously disclosed, in 2007 the Board amended Teradyne’s bylaws to provide that each director be elected annually for a one-year term, commencing with the 2008 annual meeting of shareholders. As a result, the terms of all classes of directors expire at the 2009 annual meeting. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2010 annual meeting of shareholders.

The Board recommends a vote FOR the election to the Board of each of Messrs. Bagley, Bradley, Carnesale, Gillis, O’Reilly, Tufano and Vallee and Ms. Wolpert.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, and any other public company boards on which he or she serves.

Nominees for Directors

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
James W. Bagley	1996

Director

Mr. Bagley, 70, has served as Executive Chairman of the Board of Directors of Lam Research Corporation since June 2005 and previously, from September 1998 to June 2005, served as Chairman of the Board of Directors and, from August 1997 until June 2005, served as Chief Executive Officer. He served as Chairman and Chief Executive Officer of OnTrak Systems, Inc. from May 1996 until July 1997. From November 1981 until May 1996, Mr. Bagley served in various capacities at Applied Materials, Inc., including President and Chief Operating Officer from 1987 through 1994, Vice Chairman and Chief Operating Officer from January 1994 until October 1995, and Vice Chairman from October 1995 until May 1996. Mr. Bagley is also a director of Micron Technology, Inc.

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Michael A. Bradley	2004

Director, President and Chief Executive Officer

Mr. Bradley, 60, has served as a director since April 2004 and as Chief Executive Officer since May 2004 and as President since May 2003. He served as President of Semiconductor Test Division from April 2001 until May 2003 and as Chief Financial Officer from July 1999 until April 2001. He served in various Vice President positions within Teradyne from 1992 until 2001. Mr. Bradley is also a director of Entegris, Inc.

Albert Carnesale	1993

Director

Mr. Carnesale, 72, has served as Chancellor Emeritus and Professor of the University of California, Los Angeles since July 2006 and served as Chancellor from July 1997 to July 2006. He served as Provost of Harvard University from October 1994 until June 1997 and was the Dean of The John F. Kennedy School of Government from November 1991 through December 1995 where he also served as Professor of Public Policy from 1974 through 1995. Mr. Carnesale is also a director of Westwood One, Inc.

Edwin J. Gillis	2006

Director

Mr. Gillis, 60, served as Senior Vice President of Administration and Integration of Symantec Corporation from July 2005 to December 2005, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005. From September 1995 to November 2002, Mr. Gillis served as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation. From 1991 to September 1995, Mr. Gillis served as the Chief Financial Officer of Lotus Development Corporation. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P.

Vincent M. O’Reilly	1998

Director

Mr. O’Reilly, 72, has served as a Distinguished Senior Lecturer at the Carroll Graduate School of Management of Boston College since October 1997. From 1969 until his retirement in September 1997, he was a partner, Chief Operating Officer or Vice-Chairman at Coopers & Lybrand L.L.P.

Director’s Name	Year Nominee First Became Director	Position, Age, Principal Occupation, Business Experience and Other Directorships
Paul J. Tufano	2005

Director

Mr. Tufano, 55, has served as Executive Vice President and Chief Financial Officer of Alcatel-Lucent since December 2008. Prior to that, Mr. Tufano served as Executive Vice President and Chief Financial Officer of Solectron Corporation (“Solectron”) from January 2006 to October 2007 and as Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano served as President and Chief Executive Officer at Maxtor Corporation from February 2003 to November 2004. Prior to that time, he served as Executive Vice President and Chief Operating Officer from April 2001 and as Chief Financial Officer from July 1996 at Maxtor Corporation. From 1979 until he joined Maxtor Corporation in 1996,

Mr. Tufano held a variety of management positions in finance and operations at International Business Machines Corporation (“IBM”).

Roy A. Vallee	2000

Director

Mr. Vallee, 56, has been Chairman of the Board of Directors and Chief Executive Officer of Avnet, Inc. since July 1998. From November 1992 until July 1998, he was Vice Chairman of the Board of Directors of Avnet, Inc. He also served as President and Chief Operating Officer of Avnet, Inc. from March 1992 until July 1998. Mr. Vallee is also a director of Synopsys, Inc.

Patricia S. Wolpert	1996

Director

Ms. Wolpert, 59, has been the owner of Wolpert Consulting LLC since October 2003. From December 2001 until her retirement in March 2003, she served as Vice President, Sales Transformation, Americas, at IBM. From June 2000 until December 2001, Ms. Wolpert served as Vice President, Central Region, Americas, at IBM and from January 1999 until June 2000, served as Vice President Business Operations, Americas, at IBM. From January 1993 until December 1998, she served in various capacities at IBM, including General Manager System Sales, Latin America; Executive Assistant to the Chairman’s Office; General Manager, Northeast Area; Vice President of Operations, Northeast Area; and General Manager, Northern New England. In January 2007, Ms. Wolpert began serving as the independent Chair of the Board. Ms. Wolpert is also a director of Lam Research Corporation.

CORPORATE GOVERNANCE

General

Teradyne is committed to good corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. The Board of Directors has adopted Corporate Governance Guidelines to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board of Directors for approval. The Board of Directors has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Standards of Business Conduct applicable to all directors, officers and employees. Copies of the Corporate Governance Guidelines, committee charters, and Standards of Business Conduct are available on the Company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Copies will also be provided to any shareholder upon written request to Teradyne at 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations. Teradyne posts additional information on its website from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain corporate governance. The Board reviews these practices on an ongoing basis. During the past two years, Teradyne has further strengthened its corporate governance policies and practices by implementing the following:

•

Elected Independent Board Chair: In January 2007, the Board elected Patricia S. Wolpert, an independent director, Chair of the Board. Teradyne also amended its Corporate Governance Guidelines to provide that a lead independent director would be appointed by the Board if the Chair of the Board is not an independent director.

•

Board Declassification: In January 2007, the Board voted to repeal the classified board structure and amend Teradyne’s bylaws to provide that all directors are elected annually for a one-year term, commencing at the 2008 annual meeting of shareholders.

•

Majority Voting: In February 2007, the Board voted to amend Teradyne’s bylaws, subject to shareholder approval which was obtained at the 2007 annual meeting of shareholders, to provide for majority voting in uncontested elections of directors.

•

Elimination of “poison pill”: In January 2007, the Board voted to accelerate the expiration of Teradyne’s then-existing “poison pill” or shareholder rights plan from November 2010 to February 2007. Teradyne currently has no “poison pill”.

•

Adoption of policy that requires shareholder approval for implementation of “poison pill”: In January 2007, the Board amended Teradyne’s Corporate Governance Guidelines to include a policy statement on shareholder rights plans, commonly referred to as poison pills. Pursuant to the policy, the Board must obtain shareholder approval before adopting a poison pill unless the Board, including a majority of the independent directors, in its exercise of fiduciary responsibilities deems it in the best interests of the shareholders to adopt a poison pill without the delay in first seeking shareholder approval.

•

Executive compensation recoupment policy: In January 2007, the Board adopted a recoupment policy applicable to all executive officers. Under this policy, Teradyne may recover incentive compensation that was based on achievement of financial results that were subsequently the subject of a restatement if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation cash payments and performance-based equity awards.

Board Nomination Policies and Procedures

•

Board Membership Criteria: Teradyne’s Corporate Governance Guidelines provide that director nominees are evaluated on the basis of a range of criteria, including (but not limited to) integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understand Teradyne and its industry, and to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations. Nominees, excluding directors serving on Teradyne’s Board on January 28, 1997, shall be 72 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

•

Nomination Process: The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board. The Nominating and Corporate Governance Committee does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the board membership criteria described above.

•

Procedures for Shareholders to Recommend or Nominate Director Candidates. Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals and Board Candidates.”

Director Independence

•

Requirements: Teradyne’s Corporate Governance Guidelines require that at least a majority of the Board shall be independent. To be considered independent, a director must satisfy the definitions pursuant to the SEC and NYSE rules, meet the categorical standards regarding director independence adopted by Teradyne, and, in the Board’s judgment, not have a material relationship with Teradyne. The categorical standards for determining independence are available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link.

•

Current Board Members: The Board has determined that the following directors are independent using the criteria identified above: James W. Bagley, Albert Carnesale, Edwin J. Gillis, Vincent M. O’Reilly, Paul J. Tufano, Roy A. Vallee and Patricia S. Wolpert. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s categorical standards: Mr. Bagley’s position as a director of Micron Technology, Inc., one of Teradyne’s customers and suppliers; Mr. Tufano’s position as Executive Vice President and Chief Financial Officer of Alcatel-Lucent, one of Teradyne’s customers; and Mr. Vallee’s position as Chairman of the Board and Chief Executive Officer of Avnet, Inc., one of Teradyne’s customers and suppliers, and his position as a director of Synopsys, Inc., one of Teradyne’s customers. The Board has determined that Mr. Bradley is not independent because he is Teradyne’s Chief Executive Officer and President.

•

Board Committees: All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee – are required to be independent and have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s categorical standards.

•

Executive Sessions of Independent Directors: The Board and its standing committees periodically hold meetings of only the independent directors of the Board or committee, as applicable, without management present.

Board Access to Independent Advisors

•

The Board as a whole, and each of the Board committees separately, have authority to retain and terminate such independent consultants, counselors or advisors to the Board or a respective committee as each may deem necessary or appropriate.

Board Training

•

Teradyne’s Corporate Governance Guidelines require that each director be involved in continuing director education on an ongoing basis to enable him or her to perform his or her duties and to recognize and deal appropriately with issues that arise. Periodically, the Board invites independent consultants to attend Board Meetings to conduct customized director education programs. This was recently done in January 2009.

Board and Committee Self-Assessment

•

Teradyne’s Corporate Governance Guidelines also require that, at least annually, the Board evaluate the overall effectiveness of the Board and its committees. The charters of each of the Audit, Compensation and Nominating and Corporate Governance Committee require that each committee periodically, and at least annually, complete a self assessment.

Director and Executive Officer Stock Ownership

•

Teradyne maintains guidelines for stock ownership and retention by its executive officers and Board members. Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary, and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. Directors, including the Chair of the Board, are expected to attain and maintain an investment level in stock equal to three times the annual cash retainer of the director. Shares owned by the individual, or shares held in trust by the individual, are counted towards attaining the required investment level. Options, whether vested or unvested, and other unvested equity interests do not count in calculating ownership levels. In each case, such investment levels are expected to be attained within five years from the later of the date upon which the individual becomes subject to the guidelines and August 13, 2008. Until this ownership guideline is met, the guidelines require that the applicable officer or director retain at least 50% of the shares issued pursuant to an equity award, after taxes. As discussed further in the Compensation Discussion and Analysis section, all of the executive officers and a majority of the Directors are currently below the ownership guideline targets due in part to the decline in the Company’s stock price. The Compensation Committee has reviewed the issue and decided to maintain the current guidelines, recognizing that with the lower stock price, additional time may be required to achieve the guideline objectives.

Insider Trading Policy

•

Teradyne maintains an insider trading policy as part of its Standards of Business Conduct. Among other things, the insider trading policy prohibits trading on material non-public information and provides that directors, executive officers and certain other employees are prohibited from buying or selling Teradyne securities during the company’s official non-trading period, also called “blackout period”, as published by Teradyne’s legal department.

Notification of Change in Corporate Affiliation

•

Teradyne’s Corporate Governance Guidelines require that a non-employee director notify the Nominating and Corporate Governance Committee if such director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the

Nominating and Corporate Governance Committee will review the appropriateness of the director’s continued membership under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

Shareholder Communications with Board of Directors

•

Direct Communications: Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, computer viruses, and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

•

Annual Meeting: Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2008 Annual Meeting of Shareholders held on May 22, 2008.

Code of Ethics

•

The Standards of Business Conduct and Ethics is Teradyne’s ethics policy. It is applicable on a worldwide basis and provides the standards and guidelines of conduct for Teradyne’s employees, officers and directors, and for others doing business with Teradyne. Teradyne provides annual training on its ethics policy for all employees. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis by contacting the Ethics Office at 600 Riverpark Drive, North Reading, MA 01864 or calling a toll-free telephone number 1-800-224-8113.

The Board of Directors

Patricia S. Wolpert is the independent Chair of the Board. All directors stand for election annually for one-year terms and are elected by the affirmative vote of at least a majority of the shares voting on that director’s election. If the number of director nominees exceeds the number of directors to be elected, otherwise called a contested election, the directors shall be elected by a plurality of the votes cast by the shareholders entitled to vote at the meeting.

Board Meetings

The Board met eight times and took action by unanimous written consent twice during the year ended December 31, 2008. The non-employee directors (also known as the non-management directors), all of whom are independent, held executive sessions in which they met without management after four of the regularly scheduled meetings during 2008. The Chair of the Board presides over all Board meetings and each executive session. During 2008, each director attended at least 75% of the total number of meetings of the Board and committee meetings. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Corporate Governance” section of the “Investors” link, provide a framework for the conduct of the Board’s business and also lists some of the duties of the independent Chair.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the rules of the New York Stock Exchange, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Charters for each committee are available on the company’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link and are also available upon written request. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
James W. Bagley	Albert Carnesale	Albert Carnesale*
Edwin J. Gillis*	Roy A. Vallee*	Roy A. Vallee
Vincent M. O’Reilly	Patricia S. Wolpert	Patricia S. Wolpert
Paul J. Tufano

*	Committee Chair

Audit Committee

The Audit Committee has four members, all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s categorical standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	matters relating to the financial disclosure and reporting process, including the system of internal controls,

•	performance of the internal audit function,

•	compliance with legal and regulatory requirements, and

•	appointment and activities of the independent registered public accounting firm.

The Audit Committee met ten times during 2008. The responsibilities of the Audit Committee and its activities during 2008 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has three members all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s categorical standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	review and oversight of Teradyne’s compensation plans and policies (including the administration of the incentive, equity-based and other compensatory plans),

•	recommend changes and/or recommend the adoption of new plans to the Board, as appropriate,

•	review and recommend to the Board each year the compensation for non-employee directors and committee members,

•	evaluation of and recommendation to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer, and

•	review and approval of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of outside advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met five times and took action by written consent twice during 2008. The Compensation Committee establishes a calendar each year to ensure the complete review of compensation-related matters. The standard topics addressed by the Compensation Committee during these meetings include executive officer compensation, equity plan budgets, overall review of benefit plans including retirement plans, executive stock ownership positions and directors’ compensation. The Compensation Committee also performs a review and evaluation each year of its performance against the responsibilities and duties contained in the Compensation Committee Charter. In general, except for executive sessions, the meetings are also attended by the Chief Executive Officer, the General Counsel and several members of the Human Resources Department.

Teradyne has used Pearl Meyer & Partners for minor consulting services involving tax analysis involved in the Nextest Systems Corporation and Eagle Test Systems, Inc. acquisition and related disclosures during 2007 and 2008. In 2009, Teradyne used Pearl Meyer for consulting services related to compensation disclosures. Teradyne also purchases the proprietary compensation surveys prepared by Pearl Meyer & Partners and the Radford Executive Survey, a technology company executive compensation survey.

During 2008, the Compensation Committee reviewed the increased rate at which shares of the Company’s stock were being issued pursuant to both the Company’s 1996 Employee Stock Purchase Plan and the Company’s 2006 Equity and Cash Compensation Incentive Plan due to the Company’s depressed share price. As discussed elsewhere in this proxy statement, the shares currently available under these plans are insufficient to issue projected and budgeted equity awards through next year’s annual meeting of shareholders. Accordingly, Teradyne is seeking approval of amendments to these plans to increase the number of shares authorized for issuance thereunder. The Compensation Committee and the Board believe that if Teradyne is unable to make grants of equity-based awards pursuant to these plans, Teradyne will suffer a severe competitive disadvantage in the recruitment, retention and motivation of its employees.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are affiliated.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members, all of whom have been determined by the Board to be independent pursuant to the SEC and NYSE rules, as well as Teradyne’s categorical standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	identify individuals qualified to become Board members,

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders,

•	develop and recommend to the Board a set of corporate governance principles,

•	oversee and advise the Board with respect to corporate governance matters, and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including:

•	recommendations from existing Board members, executive officers, and shareholders, and

•	through engagements with executive search firms.

The Nominating and Corporate Governance Committee met six times during 2008.

Shareholder Proposals and Board Candidates

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting. For shareholders who wish to nominate a candidate for director at the 2010 annual meeting of shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding the nominee, including name, address, occupation and shares held by the shareholder making the proposal. The Nominating and Corporate Governance Committee will consider any nominee properly presented by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder presenting the nomination will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2010 annual meeting of shareholders, Teradyne must receive notice within the timelines described above for director nominations. If a shareholder who wishes to present a proposal but fails to notify Teradyne in time, that shareholder will not be entitled to present the proposal at the meeting. If, however, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2010 annual meeting of shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to bring a proposal intended for inclusion in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2010 annual meeting of shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than December 11, 2009.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Audit Committee Report

The Board has an Audit Committee with oversight responsibilities that include matters relating to Teradyne’s financial disclosure and reporting process, including the system of internal controls, the performance of Teradyne’s internal audit function, compliance with legal and regulatory requirements, and the appointment and activities of Teradyne’s independent registered public accounting firm. The Audit Committee regularly discusses with Teradyne’s management, internal audit, and independent registered public accounting firm the financial information prepared by Teradyne, Teradyne’s systems of internal controls and its internal audit process. Each year the Audit Committee engages the independent registered public accounting firm, reviews periodically the registered public accounting firm’s performance and independence and approves the independent registered public accounting firm’s fees. The Audit Committee meets with the independent registered accounting firm (both with and without Teradyne’s management) to review and discuss the matters required to be discussed by the Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including various matters pertaining to the audit, such as Teradyne’s financial statements, the report of the independent registered public accounting firm on the results, scope and terms of their work, and their recommendations concerning the financial practices, controls, procedures and policies employed by Teradyne, and Teradyne’s compliance with legal and regulatory requirements that were effective during the applicable period.

The Board adopted a written charter for the Audit Committee setting out the Audit Committee’s responsibilities. A copy of the Audit Committee Charter is available on Teradyne’s website at www.teradyne.com under the “Corporate Governance” section of the “Investors” link. Shareholders also may request a copy of the charter by writing to Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864, Attention: Investor Relations. The Audit Committee reviews the Audit Committee Charter annually and will amend its charter as it and the Board deem necessary or appropriate.

Management has primary responsibility for Teradyne’s consolidated financial statements and the overall reporting process, including Teradyne’s system of internal controls. The independent registered public accounting firm is responsible for planning and carrying out an audit of Teradyne’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and auditing the effectiveness of Teradyne’s internal control over financial reporting. The independent registered public accounting firm discusses with the Audit Committee any issues they believe should be raised with the Audit Committee.

In 2009, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2008 and met with both management and PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”), Teradyne’s independent registered public accounting firm, to discuss those financial statements. These discussions addressed the quality in addition to the acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. Management has represented to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles. In addition, during the course of the fiscal year ended December 31, 2008, management provided periodic updates to the Audit Committee regarding Teradyne’s compliance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act and related regulations and the activities undertaken during the year to improve the efficiencies and costs of Teradyne’s internal controls. The Audit Committee provided oversight and advice to management during the process. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of Teradyne’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in Teradyne’s annual report on Form 10-K for the fiscal year ended December 31, 2008 filed with the SEC, as well as PricewaterhouseCoopers’ report included in Teradyne’s annual report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Committee continues to oversee Teradyne’s efforts related to its internal control over financial reporting and management’s preparations for the assessment in the fiscal year ending December 31, 2009.

The Audit Committee has received from and discussed with PricewaterhouseCoopers the written disclosures required by the Public Company Accounting Oversight Board’s Rule 3256, Communication with Audit Committee Concerning Independence, regarding the independent registered accounting firm’s communication with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers the independence of PricewaterhouseCoopers.

Based on these reviews and discussions with management and PricewaterhouseCoopers, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The Audit Committee and the Board also have recommended, and are asking the shareholders to ratify, the selection of PricewaterhouseCoopers as Teradyne’s independent registered public accounting firm for the 2009 fiscal year.

Messrs. Bagley, Gillis, O’Reilly and Tufano were the members of the Audit Committee at the time the report was approved, February 23, 2009. Mr. Gillis serves as the Chair. Each committee member meets the independence requirements promulgated by the SEC, including Rule 10A-3(b)(1) pursuant to the Exchange Act and Section 303A.02 of the NYSE Listed Company Manual. Each member of the Audit Committee is able to read and understand fundamental financial statements. The Board has determined that all members of the Audit Committee are “audit committee financial experts” as defined in the rules and regulations of the Exchange Act.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)
James W. Bagley
Vincent M. O’Reilly
Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended or the Exchange Act of 1934, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PricewaterhouseCoopers, our independent registered public accounting firm, for the fiscal years ended December 31, 2008 and December 31, 2007.

	2008	2007
Audit Fees	$2,297,900	$1,863,000
Audit-Related Fees	—	381,000
Tax Fees	—	5,000
All Other Fees	1,500	1,500

Total:	$2,299,400	$2,250,500

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of our annual financial statements and internal control over financial reporting for fiscal years 2008 and 2007. These fees include the reviews of our interim financial statements included in our quarterly reports on Forms 10-Q and services that are normally provided by PricewaterhouseCoopers in connection with other statutory and regulatory filings or engagements. During 2008, these services included audit services with respect to our acquisition of Nextest Systems, Corporation and of Eagle Test Systems, Inc.

Audit-Related Fees

Audit-Related Fees are fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under the heading “Audit Fees.” During 2007, these services related to financial statement audit services of our divested Broadband Test Division.

Tax Fees

Tax Fees are fees for professional services rendered that are related to federal, state and international tax compliance, and expatriate tax services.

All Other Fees

All Other Fees are fees for services other than the services reported above. In both 2008 and 2007, there were fees of $1,500 paid related to technical accounting software licenses.

Our Audit Committee has determined that the non-audit services provided by PricewaterhouseCoopers as described above are compatible with maintaining PricewaterhouseCoopers’ independence.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2008 and 2007, our Audit Committee pre-approved all audit, audit-related, tax and other services performed by PricewaterhouseCoopers.

Our Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, our Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. Under this policy, our Audit Committee has pre-approved the independent registered public accounting firm’s engagement for the provision of certain services set forth in a detailed list subject to a dollar limit of either $50,000 or $100,000, depending on the service. The services set forth on the list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, we inform the Audit Committee, at least annually or more frequently upon their request, if we use any pre-approved service and the fees incurred in connection with that service.

DIRECTOR COMPENSATION

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee.

Cash Compensation

In 2008, the non-employee directors were compensated at the rate of $65,000 per year and the Chair was compensated at the rate of $180,000 per year. Non-employee directors who served as a chair of a standing committee of the Board received an additional $7,500 per year, except the Chair of the Audit Committee, who received an additional $12,500 per year. In November 2008, the non-employee directors agreed to reduce their annual cash retainer, effective January 1, 2009, by 10%, and in January, 2009, the non-employee directors agreed to a further 5% reduction in their annual cash retainer, effective April 1, 2009. After giving effect to these reductions, as of April, 2009, the non-employee directors’ annual retainer is $55,250 and the Chair’s retainer is $153,000.

Equity Compensation

Pursuant to the 2006 Equity and Cash Compensation Incentive Plan, each non-employee director is automatically granted an award, either in equity or cash (1) on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the director’s date of election or appointment and the date of the next Automatic Annual Grant, and (2) on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to $110,000 (the “Automatic Annual Grant”). In November 2008, the Board voted to change the time of this automatic award to align the timing of the award with the annual election of directors. Previously, the award had been made automatically on the first Monday in February each year while such person continues to serve as a non-employee director. Accordingly, in 2008, each non-employee director received 9,804 restricted stock units having a fair market value of approximately $110,000 at the time of the automatic grant on February 4, 2008. This automatic grant vested in full on the one year anniversary of the date of grant.

Director Deferral Program

Pursuant to the Deferral Plan for Non-Employee Directors, the non-employee directors may elect to defer their cash and/or equity compensation and have the compensation invested into (1) a notional interest bearing account (based on ten-year treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If non-employee directors participate in the plan, within ninety (90) days of the date the director no longer serves as such, he or she will receive either the cash value of the notional account or shares of the common stock underlying the DSU’s. Any such common stock received by non-employee directors pursuant to the Deferral Plan is granted pursuant to the 2006 Equity and Cash Compensation Incentive Plan or the 1997 Employee Stock Option Plan, depending on the plan in effect at the time of the deferral.

Miscellaneous

Directors are reimbursed for reasonable expenses for travel and lodging in connection with attendance at meetings. Directors who are employees of Teradyne receive no compensation for their service as a director.

Director Summary Compensation Table

The table below summarizes the compensation Teradyne paid to its non-employee directors for the fiscal year ended December 31, 2008.

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
James W. Bagley	$65,000	$109,038	$0	$0	$0	$0	$174,038
Albert Carnesale	$72,500	$109,038	$0	$0	$0	$0	$181,538
Edwin J. Gillis	$77,500	$109,038	$0	$0	$0	$0	$186,538
Vincent M. O’Reilly	$65,000	$109,038	$0	$0	$0	$0	$174,038
Paul J. Tufano	$65,000	$109,038	$0	$0	$0	$0	$174,038
Roy A. Vallee	$72,500	$109,038	$0	$0	$0	$0	$181,538
Patricia S. Wolpert	$180,000	$109,038	$0	$0	$0	$0	$289,038

(1)	Mr. Bradley, the Chief Executive Officer and President, is not included in this table as he is an employee of Teradyne and thus receives no compensation for his services as a director. The compensation received by Mr. Bradley is shown in the Summary Compensation Table on page 32.
(2)	The annual retainer for 2008 was $65,000 for each non-employee director and $180,000 for the Chair of the Board. Mr. Carnesale and Mr. Vallee each received $7,500 as the Chairs of the Nominating and Governance Committee and Compensation Committee. Mr. Gillis received $12,500 as the Chair of the Audit Committee.
(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 calculated in accordance with FAS 123R for restricted stock units issued in 2007 and 2008. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2008. As of December 31, 2008, each director had 9,804 unvested restricted stock units. These restricted stock units had a fair market value of approximately $110,000 at the time of grant, February 4, 2008.
(4)	As of December 31, 2008, non-employee directors had the following vested options outstanding: Mr. Bagley 52,500, Mr. Carnesale 52,500, Mr. O’Reilly 42,500, Mr. Tufano 25,000, Mr. Vallee 52,500 and Ms. Wolpert 52,500.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Discussion and Analysis set forth below has been reviewed with management. Based on the review and discussion with management, the Compensation Committee (the “Committee”) has recommended to the Board of Directors (the “Board”) that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2008.

COMPENSATION COMMITTEE

Roy A. Vallee (Chair)

Albert Carnesale

Patricia S. Wolpert

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Compensation Discussion and Analysis

The Compensation Discussion and Analysis is divided into three sections:

1)	Review of executive officer compensation programs;

2)	Review of the 2008 and 2009 executive officer compensation decisions; and

3)	Compensation tables.

Section 1—Review of Executive Officer Compensation Programs

The executive officer compensation program has four primary elements:

•	Target cash compensation, which includes base salary and performance-based variable compensation;

•	Cash profit sharing;

•	Equity compensation; and

•	Retirement and post-employment benefits.

Objectives of Executive Officer Compensation Programs

The objectives of the executive officer compensation programs are to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates executive officers to achieve the company’s short-term and long-term strategic and financial goals; and

4)	assists in attracting and retaining qualified executive officers.

Teradyne fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of performance targets that are important to the Company and its shareholders.

In setting compensation levels for executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Committee takes into account such factors as market data, retirement benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer. When possible, Teradyne attempts to use similar policies and compensation instruments for all employees.

Role of the Compensation Committee

The Committee’s role is to fulfill certain responsibilities of the Board relating to compensation, including equity-based compensation, for the directors and executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Committee recommends to the Board’s independent directors all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors (“Advisors”) as the Committee determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such Advisors.

See “Compensation Committee” section for more information.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the executive officers to the Committee for its review, consideration and determination. Members of the Human Resources department provide the Committee with market information for benchmarking purposes. The executive officers do not generally recommend or determine any element or component of their own pay package or their total compensation amount. As described in Section 2 below, in light of the worldwide economic recession, management made a recommendation to the Compensation Committee for a temporary reduction in annual base salary for all named executive officers, effective October 2008, and in 2009, management made a recommendation to the Compensation Committee for a further temporary reduction in annual base salary for all named executive officers, effective February 2009.

Benchmarking

In order to attract and retain executive officers, a company must offer compensation which is competitive against its peers. To assure its compensation is competitive, Teradyne makes extensive use of benchmarking for its worldwide employee programs and its executive officer compensation. Each element of an executive officer’s compensation is compared and benchmarked to similar positions at peer companies. In general, the Company (or the Committee) benchmarks other capital equipment companies primarily associated with the semiconductor industry. This benchmarking includes data gathered from surveys, compensation consultants and public filings.

•	2008 benchmark group: Agilent, Applied Materials, Axcelis, Brooks Automation, Credence Systems, Entegris, KLA-Tencor, Lam Research, LTX, Novellus, Tektronix, Varian Semiconductor and Verigy.

•

2008 Year-End and 2009 benchmark group: Agilent, Applied Materials, Brooks Automation, Cymer, Entegris, KLA-Tencor, Lam Research, LTX-Credence, MKS Instruments, Novellus, Varian Semiconductor, VEECO Instruments and Verigy.

Credence and Tektronix have been dropped from the benchmark group as they were merged with other companies. Axcelis was also dropped from the benchmark group and the Committee added MKS Instruments, Cymer and VEECO Instruments, each semiconductor capital equipment companies that the Committee determined to be more comparable to Teradyne and the remaining peer companies. The median revenue for the 2009 benchmark group was $780 million in their most recent fiscal year, with a current median market capitalization of $780 million. Among the thirteen companies in the benchmark group, Teradyne ranks 6th and 7th, respectively, for these two metrics. The Committee also periodically uses a broader electronics industry peer group as further validation of the benchmark data. Every two to three years the Committee engages an independent compensation consultant in developing the benchmark comparisons of the peer companies as well as analyzing executive pay packages and contracts and understanding the impact of the Company’s financial measures on the pay package. The Committee last engaged the services of Pearl Meyer & Partners in 2006, as discussed on page 12, and plans to engage an independent compensation consultant again in 2009. For additional information see “Compensation Committee.” The Committee will also ask Teradyne’s Human Resources department and the consultants to prepare tally sheets for each executive officer to review compensation under different market and employment scenarios, including payments for termination if termination is not for cause or results from a change in control that occurs within the twelve month period.

Each year Teradyne also uses compensation data from the Radford Executive Survey, a technology company executive compensation survey Teradyne subscribes to, to determine market competitiveness by using reported data for all semiconductor/semiconductor equipment companies as well as all technology companies between $1 billion and $3 billion in revenue.

Compensation Elements

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation.

Objective—Link the executive officer’s cash compensation with the company’s performance and motivate executive officers to achieve Teradyne’s strategic objectives and financial goals.

Policy & Process—Each January, either the Committee or the independent members of the Board, sets a target cash compensation for each executive officer at or near the median of the peer company data. The goal is that target compensation for each individual should be competitive with compensation of individuals holding the same or similar roles and responsibilities within the peer companies used for benchmarking. As is the practice at the peer companies, the level of the Chief Executive Officer’s compensation differs from that of the other executive officers because of the greater importance of his role and responsibilities. The Chief Executive Officer’s performance-based variable cash compensation, at target, is 100% of base salary. For other executive officers, performance-based variable cash compensation, at target, represents a smaller percentage of their base salary (a range of 55% to 75%).

The target amount of individual compensation and equity awards, including the allocation of each, are determined annually based on competitive peer company data, internal equity and individual performance.

At year-end, management presents to the Committee a detailed review of performance against measurable financial and operational goals. The performance-based variable cash compensation payout is based on 1) a formula based on actual non-GAAP PBIT1, which Teradyne defines to constitute profit before interest and taxes, and 2) company performance against measurable strategic and financial goals.

Executive officers’ performance-based pay is determined by the Company’s total results, not just the results of an executive officer’s business unit or function, since these individuals oversee strategic decisions and trade-offs across Teradyne’s various businesses. The independent Board members review the recommendation of the Committee and approve any performance-based variable cash compensation paid to the Chief Executive Officer. Performance-based variable cash compensation payments are only made after approval by the Committee and/or the Board.

Cash Profit Sharing Plan

Objective—Incentivize employees by giving them a direct participation in Teradyne’s profits.

[1]	PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net, amortization of intangibles and acquisition and divestiture related charges or credits.

Policy & Process—The plan distributes 10% of Teradyne’s pre-tax profit to all eligible employees. Plan payments are distributed as a consistent percentage of salary for all participants twice per year. Most employees participate in Teradyne’s Cash Profit Sharing Plan.

Equity Compensation

Objective—Align executive compensation with shareholder return, motivate and reward individual performance, and attract and retain talented individuals.

Policy and Process—Equity awards are made under the shareholder approved 2006 Equity and Cash Compensation Incentive Plan. The awards granted to executive officers are based upon each officer’s relative contribution, performance, and responsibility within the organization. These factors, along with benchmarking of peer companies, are reviewed by the Committee when determining or recommending the type and amount of awards for each executive officer. Restricted Stock Unit (“RSU”) grants made to the executive officers in 2008 were subject to a combination of performance criteria and time-based vesting schedules. In 2009, Teradyne sought to achieve these objectives through awards to executive officers that consisted of both time-based RSUs and non-statutory stock options.

At the beginning of each year, the Committee approves an overall equity budget to be used for awards to executive officers and employees. Various factors are used in determining the annual equity grant budget, including the total projected expense to be incurred as a result of the equity awards, the burn rate and benchmark data relating to a competitor peer group. The independent directors determine the award type and level for the Chief Executive Officer and the Committee determines the award type and level for all other executive officers, based on a recommendation from the Chief Executive Officer. The same factors used in assessing payouts for variable cash compensation are used in determining the final performance-based equity award payouts for the executive officers. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Committee.

Since 2007, grants to executive officers have been made in January in order to align the evaluation and award of the performance-based RSUs to the end of the fiscal year. In January, 2009, the Committee and the independent board members granted time-based RSUs and non-statutory stock options to the executive officers (See 2009 Compensation Decisions). The fair market value for these grants is determined using the closing price on the date of the equity grant as provided by the terms of Teradyne’s equity plans. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Committee.

Retirement Benefits

Objective—Attract and retain talented employees, both the broad employee population and executive officers.

Policy and Process—These benefits provide a long-term savings opportunity on a tax-efficient basis. In the U.S., the company offers the Teradyne, Inc. Savings Plan (“401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. The executive officers participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. The company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan for certain employees whose benefits would otherwise be capped at limits based on restrictions imposed by the Internal Revenue Service. For additional information, see the “Nonqualified Deferred Compensation Table.”

Teradyne also provides a Retirement Plan for employees of Teradyne, Inc. However, in 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401k Plan. The Chief Executive Officer is the only executive officer currently earning benefits under this plan. A Supplemental Executive Retirement Plan is maintained for certain senior employees in order to maintain benefit levels similar to those for all other employees. For additional information, see the “Pension Benefits Table.”

Change in Control Agreements

Objective—Attract and retain qualified executive officers who can focus on achieving the company’s strategic and financial goals and to align the executive officer’s interests with those of the shareholders. With such agreements, the executive officers can concentrate on supporting a transaction that the Board of Directors has determined to be in the best interests of the shareholders, thus aligning the executive officers’ interests with those of the shareholders. In addition, by having change in control agreements which are consistent with peer companies, Teradyne is better able to attract and retain qualified executive officers who can focus on achieving the company’s strategic and financial goals.

Policy and Process—Each executive officer has a change in control agreement. The Company also has an Agreement Regarding Termination Benefits with the Chief Executive Officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be consistent with those provided by peer companies. See “Post-Termination Compensation Table” below for a more complete description of the benefits under these agreements.

The change in control agreements provide a retention tool for the executive officers to remain with the company both during and following the change in control and enable the executive officers to focus on the continuing business operations and the success of a potential business combination rather than on their own continued employment. This results in stability and continuity of operations during a potentially uncertain time. By structuring the agreements to provide severance payments and benefits only if there is both a change in control (or a potential change in control) and a qualifying termination of employment, a potential acquirer is incentivized to continue to employ executive officers following a change in control and the executive is protected if he is not retained after the transaction.

Other Benefits

In order to attract and retain highly qualified employees, the benefit programs are designed to be competitive in each country in which the company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

In order to offer most employees an opportunity to acquire an equity interest in Teradyne, the company offers the 1996 Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation. The purchase price is an amount equal to the lower of (a) 85% of the fair market value of the common stock on the first business day of the payment period or (b) 85% of the fair market value of the common stock on the last business day of the payment period. Each payment period is a six month period beginning in January or July and ending in June or December, respectively. Over 60% of U.S. employees are currently participating in the plan.

Other Compensation Policies

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of executive officers and directors with those of the shareholders and ensure that the executive officers and directors responsible for overseeing operations have an ongoing financial stake in the company’s success.

During 2008, all executive officers and directors were in compliance with the Company’s stock retention guidelines that require executive officers and directors to retain at least 50% of the shares issued pursuant to an equity award, after taxes, until the stock ownership guideline, described below, is met.

Teradyne also maintains stock ownership guidelines pursuant to which the Chief Executive Officer is expected to attain and maintain an investment level in stock equal to three times his annual base salary, all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary and directors, including the Chair of the Board, are expected to attain and maintain an investment level in stock equal to three times the annual cash retainer of a director. Shares owned by the individual, or shares held in trust by the individual are counted towards attaining the required investment level. Options, whether vested or unvested, and other unvested equity interests do not count in calculating ownership levels. In each case, such investment levels are expected to be attained within five years from the later of the date upon which the individual becomes subject to the guidelines and August 31, 2008. However, due to the lower stock price at year-end, all executive officers and the majority of the Directors remained under the guideline ownership targets. The Compensation Committee reviewed this issue and decided to maintain the current guidelines, recognizing that additional time may be required to achieve the guideline objectives.

Insider Trading

The company’s ethics policy prohibits directors, executive officers and other employees from engaging in any short sales of Teradyne securities. In addition, the company has a blackout policy which was fully complied with by directors and executive officers, which prohibits directors, executive officers and other employees from trading in Teradyne securities during a specified time for that quarter (usually two weeks prior to the end of a financial quarter and ending twenty-four (24) hours following the public earnings release). From time to time, additional blackout periods may be imposed around other sensitive information or decisions. These policies are designed to help ensure compliance with insider trading rules.

Recoupment Policy

A recoupment policy is applicable to all executive officers. Under this policy, the company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable compensation cash payments and performance-based equity awards.

Impact of Accounting and Tax Treatment on Executive Pay

In general, under Section 162(m) of the Code, companies cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid to certain executive officers. This deduction limitation does not apply, however, to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. Teradyne asked for, and received shareholder approval on May 25, 2006 for the 2006 Equity and Cash Compensation Incentive Plan in order to grant equity awards that may satisfy the requirements for “qualified performance-based compensation.” In May, 2008, the shareholders approved an amendment to the plan that limits the amount of variable cash compensation to be paid to any plan participant in any fiscal year to $3 million, allowing compliant cash awards made under the Plan to be “qualified performance-based compensation,” and for such cash awards in excess of $1 million in any fiscal year to be deductible for tax purposes under Section 162(m) of the Code.

The company’s non-qualified, deferred plans were amended in November 2008 to comply with Section  409A Code.

Section 2—Review of the 2008 Compensation Decisions

Teradyne and the Committee have focused on aligning the incentives in executive officer compensation with long-term and short-term performance measures. The significant decisions concerning cash and equity compensation, which will be described more fully below, include:

•	The total target cash compensation for all named executive officers, except Ms. Casal, has remained the same for the last three years.

•	Based on actual 2008 performance, the variable cash compensation payout for named executive officers was 45% versus 74% for actual 2007 performance.

•

In 2008, the Committee approved a temporary reduction in annual base salary for all named executive officers, effective October 2008 and in 2009, the Committee approved an additional temporary decrease in the annual base salaries for all named executive officers, effective February 2009. As a result, starting in February 2009 Mr. Bradley’s annual base salary has been reduced by 15% and each of the other four named executive officers by 10%.

•

In November 2008, the Board approved a 10% temporary reduction in the annual retainer for all Directors, effective January 2009 and, in January 2009, approved an additional 5% reduction in the annual retainer for all Directors, effective April 2009 (See “Director Compensation”).

•	For equity awards, in 2008, approximately 40% of the named executive officers’ equity awards were allocated to performance-based RSUs versus 36% in 2007.

•

Also focusing on long-term retention, in 2008, the Committee changed the vesting for named executive officer performance-based RSUs to cliff vesting of the award on the 3 year anniversary of the grant date in replacement of its prior policy of vesting of 25% per year, commencing on the first anniversary of the grant date.

•

Based on actual 2008 performance results, none of the performance-based RSUs granted in 2008 to the named executive officers were allowed to vest. Instead, due to the performance goals not being met, no performance based RSUs were issued to the named executive officers.

Target Cash Compensation

In January of 2008 the Committee:

1.	Performed the annual evaluation of the Chief Executive Officer’s performance for the prior year and discussed that evaluation with the Board. As part of the evaluation, the Committee considered Teradyne’s financial results, strategic actions completed during the year, overall performance against the annual business plan and the Chief Executive Officer’s leadership.

2.	Reviewed the benchmark data for the named executive officers’ cash compensation. This review included an analysis of target cash compensation for the peer companies named above, as well as an analysis based on the Radford Executive Survey. This data showed peer company target cash levels had not changed significantly and that the current target cash compensation levels for Teradyne’s named executive officers were between plus and minus 10% of the median.

The Committee (and the independent members of the Board) concluded that Mr. Bradley’s 2008 target cash compensation would remain at the same level as it had been in 2006 and 2007. Mr. Bradley’s annual base salary continued to be $625,000 and his performance-based variable cash compensation at target remained $625,000, resulting in a 2008 target cash compensation of $1,250,000. Based on the 13 companies in the peer group and Teradyne, Mr. Bradley’s target cash compensation was ranked 8th out of 14 companies.

Following the review noted above, the Committee also approved the 2008 target cash compensation for each named executive officer as follows: Mr. Beecher ($630,000), Mr. Jagiela ($610,000), Mr. Hotchkiss ($525,000) and Ms. Casal ($430,500). Messrs. Beecher, Jagiela and Hotchkiss performance-based variable cash compensation at target was set at 75% of annual base salary and Ms. Casal’s was set at 55% of annual base salary. For 2008, all named executive officers’ target cash compensation was the same as 2007.

After considering the current adverse global economic conditions and the weakening economic forecasts that are expected to continue at least through the first half of 2009, the Committee and independent Board members approved temporary reductions in the Directors’ annual retainer on two occasions and approved management’s recommendations to institute temporary reductions in the annual base salaries for the named executive officers on two occasions.

•	In October, 2008, Mr. Bradley’s annual base salary was reduced by 10%, effective October 1, 2008, and the salaries of each of the other four named executive officers were reduced by 5%.

•	In January, 2009, Mr. Bradley and each of the named executive officers’ annual base salaries were reduced an additional 5%, effective February 1, 2009. As a result, starting in February 2009

Mr. Bradley’s annual base salary has been reduced by an aggregate of 15% and the annual base salaries of each of the other four named executive officers have been reduced by 10%. These reductions in annual base salaries will remain in place until otherwise determined by the Committee and/or Board.

•

In November, 2008, the Board approved a 10% temporary reduction of the Directors’ annual retainer and in January, 2009 approved an additional 5% temporary reduction of their annual retainer. As a result, starting in April 2009, the Directors’ annual retainer has been reduced by an aggregate of 15% (See “Director Compensation”).

Company-wide Assessment

In January following the close of each fiscal year, management makes an assessment of each division’s performance and payments which could be made to participating employees under the variable cash compensation plan. The Committee then also assesses the performance of the divisions and determines the actual variable-based compensation payment and the actual number of performance-based RSUs which will be allowed to continue to vest. The Committee and the independent members of the Board have the discretion to (a) reject or disagree with management’s assessment of Teradyne’s performance and payments which could be made and (b) approve a cash or equity payout below the maximum cash or equity amount available. Because it is important that the named executive officers’ performance-based compensation be determined by Teradyne’s performance as a whole rather than by the performance of one division, a single payout percentage is determined for all named executive officers. The payout percentage is based on the weighted average performance of all of the company’s divisions.

2008 Goals and Performance

In 2008, the Company continued to use profitability and other quantifiable objectives such as market share, gross margins and break even as the basis for executive pay. The maximum variable cash compensation payout is 200% of the target amount. Of this, the maximum payout attributable to the company’s performance against key strategic and financial goals is 40%.

The 2008 actual variable compensation payment for the named executive officers determined by the Committee was based on two factors:

1)	a 9% payout of variable cash compensation for every 1% of non-GAAP PBIT measured as a percentage of revenue and

2)	the company’s performance against key strategic and financial goals. The evaluation for the named executive officers was primarily based on the results of the Semiconductor Test Division which accounts for approximately 80% of Teradyne’s revenue. The Committee and the independent directors determined that Teradyne met or exceeded the targets for the following goals:

•	gained a prescribed level of market share;

•	decreased material costs below the target amount;

•	delivered a key new product to a customer prior to the target date;

•	achieved a targeted level of non-GAAP profit derived from services; and

•	exceeded the quarterly breakeven target of $180 million or less.

However, Teradyne failed to meet the targets for the following goals:

•	standard margin goal for a new product;

•	total standard margin improvement goal; and

•	the improvement goal for product development on-time performance.

Teradyne is not disclosing the specific performance targets for some of the key strategic and financial goals because they represent confidential commercially sensitive information that Teradyne does not disclose to the public and it believes if disclosed would cause competitive harm. Goals such as improving product development on time performance, market share targets, cost reduction targets for materials, achieving milestone dates for new product introductions, achieving margin goals for new and existing products, and describing revenue targets for service are inherently competitive and if disclosed provide valuable insight of specific customers, markets, and areas where Teradyne is focusing. Goals, such as those whose focus is to improve competitive positioning, are naturally challenging due to the strong competition within the markets in which the company operates.

The targets for the goals referenced above are difficult to achieve because they are heavily contingent upon technological innovations, customer acceptance, customer demand and the actions of competitors, all of which are difficult to anticipate.

Disclosure of performance targets would cause competitive harm because strategic targets can sometimes carry over from one year to the next thereby showing competitors and potential competitors where Teradyne is likely to focus its engineering, marketing and sales efforts for the current and/or future years. For example, the technical considerations and potential engineering difficulties in developing and releasing complex new products make these goals especially difficult to achieve within a fixed time frame.

Actual 2008 Variable Cash Compensation Payout

In January 2009, based on the above process, the Committee and the independent members of the Board approved a 45% payout of target variable cash compensation for each named executive officer. Based on the company’s 2008 results, the PBIT formula payout accounted for approximately 39% payout of target variable cash compensation payout, which was based on actual PBIT results. The payout for actual performance of the key strategic and other financial goals accounted for approximately 6% of the named executive officers’ target variable cash compensation payout.

The annual base salaries, including the pay reductions effective October 1, 2008, plus the payout of performance-based variable cash compensation for the named executive officers ranged from 20% to 29% below the target cash compensation, depending on the named executive officer. The payout amounts of 2008 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. In 2008, the actual cash compensation paid to Mr. Bradley was 20% below the median of the actual cash compensation paid to CEOs by the 13 peer companies in their last fiscal year and ranked him 9th of 14. In 2008, the actual cash compensation paid to the other four named executive officers was approximately 17% below the median of the actual cash compensation paid by the 13 peer companies.

2008 Target Equity Award

In January 2008, each named executive officer received equity awards which consisted of both time-based RSUs and performance-based RSUs. As discussed below, based on 2008 performance, no 2008 performance-based RSUs were allowed to vest.

Because the equity-based awards granted in 2008 consisted solely of RSUs, in order to better align the named executive officer’s compensation with the performance of the Company, the Committee increased the allocation of performance-based equity to 40% in 2008 from 36% in 2007 and decreased the allocation of time based equity to the named executive officers from the prior year. By increasing the performance-based RSU allocation, the Committee tried to more closely align the named executive officer performance goals with the total company performance and the shareholders’ interests. A combination of time-based and performance-based equity awards is a means both to support long-term retention of named executive officers and to provide incentives to achieve shorter-term corporate goals.

The grants for the named executive officers were benchmarked to equity grants of peer companies and were comparable to the market median position. The original performance-based RSU grants had a three year measurement period in order to link the executives’ compensation to long-term results. In May 2008, the Committee revised the measurement period back to one year, the same as the performance-based RSUs granted in 2006 and 2007.

The value of performance-based RSUs allowed to vest can be a minimum of $0 to a maximum value of two times the value at target performance. The table below shows the formula for the performance-based RSUs:

Variable Cash Compensation % of Payout	% of Performance-based RSUs allowed to vest
0% - 60%	0% RSUs
60% - 140%	2.5% RSUs per 1% Variable Compensation Payout above 60%
140% - 200%	200% of target

Shortly after the end of each fiscal year, the independent directors of the Board and the Committee determined the actual number of performance-based RSUs that are allowed to continue to vest for each named executive officer. This assessment is based on the same criteria as the variable cash compensation payouts for the same year in order to provide consistent and objective criteria for all performance-based compensation. No performance-based RSUs are allowed to vest unless the variable cash compensation payout is above 60%.

In January 2008, the Chief Executive Officer received an RSU grant valued, at the time of grant, at approximately $1,935,000 at target performance. This grant consisted of $1,145,000 worth of time-based RSUs and, at target, $790,000 worth of performance-based RSUs (none of which were allowed to vest) and was comparable in value to peer company equity grants. Mr. Bradley’s grant at target ranked him 9th of 14 peer companies plus Teradyne. As discussed above, the maximum amount of a performance-based award that may vest is 200% of target.

2008 Actual Equity Award

Based on actual 2008 performance, no 2008 performance-based RSUs were allowed to vest.

Below is a table showing the values of January 2008 performance-based restricted stock units at target performance, maximum performance and the actual number determined and allowed to vest for each named executive officer.

Name of Executive Officer	(A) Value of Performance-Based RSUs at Target Performance (Target Award)	(B) Value of Performance-Based RSUs at Maximum Performance (Maximum Award)	(C) Value of Actual Performance- Based RSUs determined and allowed to vest (Actual Award)	(D) Percent of Actual Award vs. Target Award Column C / Column A	(E) Percent of Actual Award vs. Maximum Award Column C / Column B
Michael A. Bradley, President and CEO	$790,000	$1,580,000	$0	0%	0%

Gregory R. Beecher, VP, CFO and Treasurer	$292,000	$584,000	$0	0%	0%

Mark E. Jagiela, President Semiconductor Test Systems	$292,000	$585,000	$0	0%	0%

Jeffrey R. Hotchkiss, President System Test Group	$186,000	$372,000	$0	0%	0%

Eileen Casal, VP, General Counsel and Secretary	$133,000	$266,000	$0	0%	0%

2008 Direct Compensation

The Committee reviewed each named executive officer’s overall direct compensation based on the above described assessment and determined that, given the financial performance of the company, the 2008 payouts were appropriate. As shown in the table below, the named executive officers were paid approximately 28%-36% below the 2008 target direct compensation, excluding amounts distributed from the profit sharing program. Also, for the CEO, overall 2008 direct compensation was down $424,000 from 2007, a 17% reduction in total direct compensation. In aggregate, the named executive officers’ overall direct compensation for 2008 was down 14% from 2007.

Direct Compensation Summary(1)

	Target	Actual
	Total Direct Compensation	Base	Variable Compensation	Equity (Time-based and Performance- based)	Total Direct Compensation	Actual – Target Compensation		Percent Below Target	Percent Change from last year
Michael A. Bradley	$3,185,000	$609,375	$281,250	$1,145,000	$2,035,625	-$	1,149,375	-36%	-17%
Gregory R. Beecher	1,360,000	355,500	121,500	438,000	915,000		-445,000	-33%	-15%
Mark E. Jagiela	1,340,000	344,214	117,643	438,000	899,857		-440,143	-33%	-11%
Jeffrey R. Hotchkiss	1,020,000	296,250	101,250	309,000	706,500		-313,500	-31%	-15%
Eileen Casal	783,500	274,270	68,741	220,000	563,011		-220,489	-28%	-14%

(1)	All equity values in this table are based on fair market value on the grant date values unlike the Summary Compensation Table which shows equity based on the FAS 123(R) methodology. The FAS 123(R) methodology is based on vesting that took place during the fiscal year.

Overall, the Committee believes the Company has achieved the alignment of executive compensation to company performance. For the CEO specifically,

1.	Total Direct Compensation as measured above was 36% below Target and 17% below 2007 actual direct compensation.

2.	All compensation elements listed in the Summary Compensation Table, except Change in Pension Value, were down in 2008 from both 2007 and 2006. For a discussion on the Change in Pension Value please see section below titled “Retirement and Post Employment Tables”.

3.	The Committee increased Mr. Bradley’s 2008 RSU grant at target by 8%. However, 40% of this grant was performance-based, and although the Company achieved 4.2% non-GAAP profitability, no performance-based restricted shares from the 2008 grant were allowed to vest and instead all such performance shares were forfeited. As a result his actual 2008 equity grant was 40% below target and 17% below his actual 2007 equity grant.

2009 Compensation Decisions

As described above, in January 2009, in light of the worldwide economic recession, the Committee and the full board agreed with management’s recommendation for no changes to target compensation and a reduction in annual base salaries of the named executive officers by an additional 5%. Therefore Mr. Bradley’s annual base salary decrease, effective February 1, 2009, is 15%, and all other named executive officers pay decrease is 10%. No other changes were made to the named executive officers’ cash compensation.

The Committee and the independent directors approved the equity grant for 2009, granting both time-based RSUs and non-statutory stock options to named executive officers as described in the table below. After review of peer company plans, in order to more closely align with the peer companies and shareholders, the Board incorporated stock options rather than performance-based RSU’s into the equity structure. In addition, time-based RSU’s were reduced from approximately 60% of the target value to 50%, an amount equal to the stock option component and consistent with peer company trends.

In determining the specific number of restricted stock units and shares underlying the stock options granted to the named executive officers for their 2009 equity award, the Committee considered the total value of the equity awards, as compared to 2008. The equity award values were split 50% time-based RSUs (down from 60% in 2008) and 50% stock options. The value was estimated using the same methodology used for financial accounting. The Committee considered the award value in order to assess the financial impact of the grants on the company and to confirm that the value was within an acceptable range as compared with the anticipated value of awards granted by the peer companies to similarly situated executives. Teradyne relied primarily on 2007 and 2008 historical peer company grant information for establishing the 2009 equity grants and 2009 equity grant information for peer companies, to the extent publicly disclosed as of the date of determination.

In order to maintain a competitive equity compensation level relative to the median equity compensation position of peer companies, the 2009 equity grant values at target for named executive officers decreased an average of 2% from the 2008 equity grant values at target. Mr. Bradley’s and Mr. Hotchkiss’ 2009 equity awards were reduced by 8% and 13% respectively, and, Mr. Beecher and Mr. Jagiela’s awards were increased 9%.

Set forth below are the grant date equity values of the 2009 time-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time-based RSUs	Number of Stock Options	Value of Time-based RSUs	Value of Stock Options	Total Equity Value	% of 2008 Grant at Target
Michael A. Bradley	185,000	462,500	$889,850	$889,850	$1,779,700	92%
Gregory R. Beecher	83,000	207,500	$399,230	$399,230	$798,460	109%
Mark E. Jagiela	83,000	207,500	$399,230	$399,230	$798,460	109%
Jeffrey R. Hotchkiss	45,000	112,500	$216,450	$216,450	$432,900	87%

The 2009 time-based RSU grants for all employees, including named executive officers, as well as the stock options for named executive officers, have a four-year vesting schedule, a customary industry practice. The stock option grants to named executive officers have a term of seven years from the date of grant.

2009 Goals

With regard to 2009, Teradyne has established similar financial and strategic goals that will be used in determining performance-based cash compensation for fiscal year 2009. Following the Committee’s (and independent directors’) assessment of company performance and its determination of the payouts for 2009, Teradyne will include the required information in its proxy statement to be filed in 2010. For 2009, in order to align named executive officers’ compensation with shareholders’ interest, Teradyne will focus on the company’s profitability and use the formula described above for the 2008 assessment, including the payout of 9% for every 1% of non-GAAP PBIT. Also, for 2009, in order to continue to align management compensation to the Company’s performance, the Committee has added a set of cash goals to the 2009 variable compensation payout formula.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings (6)	All Other Compensation (7)	Total
Michael A. Bradley	2008	$609,375	$18,475	$689,168	$0	$281,250	$820,172	$38,237	$2,456,677
President & CEO	2007	$625,000	$37,613	$1,318,290	$49,166	$462,500	$284,603	$57,199	$2,834,371
	2006	$625,000	$95,300	$932,272	$147,244	$787,500	$365,913	$49,748	$3,002,977

Gregory R. Beecher	2008	$355,500	$9,311	$268,366	$0	$121,500	$0	$32,506	$787,183
VP, CFO & Treasurer	2007	$360,000	$18,957	$491,177	$42,753	$199,800	$0	$39,640	$1,152,327
	2006	$360,000	$48,031	$347,485	$128,038	$340,200	$0	$38,815	$1,262,569

Mark E. Jagiela	2008	$344,214	$9,016	$254,230	$0	$117,643	$17,807	$15,628	$758,538
President, Semiconductor Test Systems	2007	$348,571	$18,355	$427,651	$13,681	$193,457	$0	$36,591	$1,038,306
	2006	$348,571	$46,506	$296,637	$40,972	$329,400	$0	$36,238	$1,098,324

Jeffrey R. Hotchkiss	2008	$296,250	$7,760	$191,840	$0	$101,250	$69,396	$47,965	$714,461
President, System Test Group	2007	$300,000	$15,797	$357,886	$0	$166,500	$1,100	$52,023	$893,306
	2006	$300,000	$40,026	$254,274	$0	$283,500	$50,376	$0	$928,176

Eileen Casal	2008	$274,270	$6,363	$137,054	$0	$68,741	$0	$12,597	$499,025
VP, General Counsel & Secretary	2007	$277,742	$12,954	$260,636	$9,570	$113,041	$0	$12,313	$686,256
	2006	$273,333	$31,258	$186,454	$114,795	$172,200	$0	$14,206	$792,246

(1)	The amounts in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly.

(2)	The amounts in the “Bonus” column represent payments made under the Cash Profit Sharing Plan.

(3)	The amounts under the “Stock Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 calculated in accordance with FAS 123R for both time-based and performance-based RSUs issued in 2006, 2007 and 2008. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2008.

(4)	The amounts under the “Option Awards” column represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008 calculated in accordance with FAS 123R for stock option grants prior to 2006. For a discussion of the assumptions underlying this valuation please see Note B to the Consolidated Financial Statements included in the annual report on Form 10-K for fiscal year 2008.

(5)	The amounts under the “Non-Equity Incentive Plan Compensation” column represent amounts earned as variable cash compensation for services performed during 2008.

(6)	The amounts under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the present value of pension benefits accrued in 2008. See also the disclosure of the Retirement and Post-Termination Tables. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See “Nonqualified Deferred Compensation” Table.

(7)	The amounts under the “All Other Compensation” column represent the following amounts for 2008 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total – All Other Compensation
Michael A. Bradley	$23,619	$14,618	$38,237
Gregory R. Beecher	28,865	3,641	32,506
Mark E. Jagiela	11,500	4,128	15,628
Jeffrey R Hotchkiss	24,054	23,911	47,965
Eileen Casal	11,500	1,097	12,597

Grants of Plan-Based Awards Table

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ending December 31, 2008.

	Grant Date		Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All other Stock Awards: Number of Shares of Stock Units (1)	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Michael A. Bradley	1/1/2008	(2)	$0	$625,000	$2,500,000	0	0	0	0	$0
	1/25/2008	(3)	$0	$0	$0	0	75,310	150,620	109,152	$1,935,006

Gregory R.Beecher	1/1/2008	(2)	$0	$270,000	$1,080,000	0	0	0	0	$0
	1/25/2008	(3)	$0	$0	$0	0	27,837	55,674	41,755	$730,020

Mark E. Jagiela	1/1/2008	(2)	$0	$261,429	$1,045,714	0	0	0	0	$0
	1/25/2008	(3)	$0	$0	$0	0	27,837	55,674	41,755	$730,020

Jeffrey R.Hotchkiss	1/1/2008	(2)	$0	$225,000	$900,000	0	0	0	0	$0
	1/25/2008	(3)	$0	$0	$0	0	17,732	35,464	29,457	$495,013

Eileen Casal	1/1/2008	(2)	$0	$152,758	$611,032	0	0	0	0	$0
	1/25/2008	(3)	$0	$0	$0	0	12,679	25,358	20,973	$353,009

(1)	The grants under the “All Other Stock Awards: Number of shares or stock units” column represents the number time-based RSUs granted to each named executive officer.
(2)	These grants of variable cash compensation were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan and reflect the threshold, target and maximum cash payouts for these awards; the actual payouts are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.
(3)	These RSU grants were made pursuant to the 2006 Equity and Cash Compensation Incentive Plan. The threshold, target and maximum numbers apply to performance-based RSUs only.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning the outstanding equity awards at the fiscal year-end, December 31, 2008.

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested ($)
Michael A. Bradley	115,000	0	$17.4800	07/19/09
	115,000	0	$11.6600	04/28/10
	150,000	0	$27.0600	01/28/11
	150,000	0	$21.9100	05/27/11
	150,000	0	$21.9100	05/27/11
					67,545	$285,039	(1)
					109,152	$460,621	(2)
Gregory R. Beecher	100,000	0	$17.4800	07/19/09
	100,000	0	$11.6600	04/28/10
	95,000	0	$27.0600	01/28/11
					25,136	$106,074	(1)
					41,755	$176,206	(2)
Mark E. Jagiela	32,000	0	$17.4800	07/19/09
	32,000	0	$11.6600	04/28/10
	30,000	0	$16.4000	08/01/10
	80,000	0	$27.0600	01/28/11
					23,251	$98,119	(1)
					41,755	$176,206	(2)
Jeffrey R. Hotchkiss	90,000	0	$26.6600	02/02/11
					18,066	$76,240	(1)
					29,457	$124,309	(2)
Eileen Casal	80,000	0	$10.4400	02/03/10
	60,000	0	$27.0600	01/28/11
					12,859	$54,267	(1)
					20,973	$88,506	(2)

(1)	For each named executive officer, the vesting dates for RSUs granted on January 26, 2007 are twenty-five percent (25%) of the RSUs vested on January 26, 2008 and twenty-five percent (25%) will vest on January 26, 2009, January 26, 2010, and January 26, 2011.
(2)	For each named executive officer, the vesting dates for RSUs granted on January 25, 2008 are twenty-five percent (25%) of the RSUs vested on January 25, 2009 and twenty-five percent (25%) will vest on January 25, 2010, January 25, 2011, and January 25, 2012.

Options Exercises and Stock Vested Table

None of the named executive officers exercised stock options during 2008. The following table shows the number of shares acquired as a result of the vesting of RSUs and the value realized on vesting for 2008:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael A. Bradley	0	0	79,643	$828,287
Gregory R. Beecher	0	0	29,673	$308,599
Mark E. Jagiela	0	0	25,928	$269,651
Jeffrey R. Hotchkiss	0	0	21,603	$224,671
Eileen Casal	0	0	15,713	$163,415

Retirement and Post-Employment Tables

Pension Benefits Table

There is a qualified retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”), and a non-qualified plan, the Teradyne, Inc. Supplemental Executive Retirement Plan (“SERP”). In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401k Plan, in lieu of participation in the Retirement Plan. Fifty percent (50%) of the employees elected to remain in the Retirement Plan. Mr. Bradley is the only named executive officer continuing to accrue benefits in the Retirement Plan and SERP. As disclosed below, both Mr. Jagiela and Mr. Hotchkiss are entitled to benefits under the Retirement Plan but are no longer accruing additional benefits under the Retirement Plan.

Mr. Bradley participates in the Retirement Plan, a defined benefit plan, under the same terms as all other employees. Mr. Bradley’s actual years of service (29.99) and actual wages are used to calculate his benefit at the normal retirement age of 66. However, federal tax law limits the wages used to calculate the total amount of benefits which he may receive under the Retirement Plan.

The SERP provides eligible employees with compensation in excess of federal tax limits, a supplemental retirement benefit that is unfunded.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings is based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan. Mr. Bradley may collect an actuarially reduced benefit prior to age 66 under the terms of the SERP, limited by provisions compliant with Section 409A of the Code. These limitations prevent Mr. Bradley from collecting benefits prior to age 66 that were earned after December 31, 2004.

There is no provision in the SERP to grant extra years of credited service. In order to calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in its financial statements for fiscal year ended December 31, 2008, a discount rate of 6.20% for the Retirement Plan and 6.35% for the SERP.

While there were no changes in plan design, the present value of Mr. Bradley’s accumulated pension benefit increased significantly in 2008 due to the factors set forth in the schedule below. One factor, the change in mortality assumptions, is a one-time change in actuarial assumptions recommended by the Company’s actuaries.

Similar to most pension plans, Teradyne’s pension plan was designed such that the annual expense associated with these types of plans increases significantly as an employee both approaches retirement and has significant service such as Mr. Bradley. Over the next several years, with no change in actuarial assumptions, the present value of Mr. Bradley’s accumulated pension benefit is expected to increase approximately $525,000 per year. Approximately 50% of this increase is due to Mr. Bradley’s age, the remaining increase is due to the increase in benefit earned each year for additional service.

Increase due to:	Change in Benefit	Accrual
2008 benefit accrual	$372,000	Additional benefit earned due to working in 2008
One year older	205,000	Impact of time, one year closer to retirement
Mortality change	170,000	One-time change to Company’s mortality assumption
Discount Rate change	73,000	Year-end change to Company’s assumed discount rate

Total change in Present Value	820,000

The table below shows the present value, as of December 31, 2008, of accumulated benefits payable to each of the named executive officers, including the number of years of service credited to each such named executive officer, under each of the Retirement Plan and SERP. Although both Mr. Jagiela and Mr. Hotchkiss are no longer accruing additional benefits under the Retirement Plan, each is entitled to benefits under the Retirement Plan and based on the actuarial assumptions used this year, both show a Change in Pension Value in the Summary Compensation Table.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits ($)
Michael A. Bradley	Retirement Plan	30.00	$427,561
	SERP	30.00	$2,893,272
Gregory R. Beecher	Retirement Plan	0	$0
	SERP	0	$0
Mark E. Jagiela	Retirement Plan	17.61	$95,401
	SERP	0	$0
Jeffrey R. Hotchkiss	Retirement Plan	26.45	$478,316
	SERP	0	$0
Eileen Casal	Retirement Plan	0	$0
	SERP	0	$0

(1)	The years of creditable service for Mr. Jagiela were capped in 1999.
(2)	The years of creditable service for Mr. Hotchkiss were capped in 2000.

Nonqualified Deferred Compensation Table

The company maintains the Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401k Plan and to receive supplemental matching contributions from the company. In addition, employees who participate in the variable compensation plan may defer up to 85% of each year’s variable compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability, or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Since the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401k Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

In 2008, Teradyne matched $1 for every $1 contributed by the employee to the company’s 401k Plan and Supplemental Savings Plan up to 5% of the employee’s compensation, if the employee elected to have Retirement Plan benefits stop accruing as of December 31, 1999 (as in the case of Mr. Jagiela) or if the employee was hired on or after November 1999 (as in the case of Messrs. Beecher and Hotchkiss and Ms. Casal). If the employee elected to have the Retirement Plan benefits continue accruing as of January 1, 2000, then Teradyne matched at 50 cents for every $1 contributed by the employee to the company’s 401k Plan and Supplemental

Savings Plan, up to 6% of the employee’s compensation (as in the case of Mr. Bradley). Teradyne’s contribution vests 25% per year for the first four years of employment and contributions for those employees with more than four years of service vest immediately.

In January 2009, the Company amended the 401k Plan to eliminate the fixed formula Company matching described above and provide for a variable match to be determined each year. The Company has announced that the 2009 match will be 2% for employees not accruing benefits in the Retirement Plan, and no match for employees continuing to accrue benefits in the Retirement Plan.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan plans for each named executive officer, as of December 31, 2008.

Name	Executive Contributions in Last FY	Employer Contributions in Last FY	Aggregate Earnings in Last FY		Aggregate Withdrawals / Distributions	Aggregate Balance at Last FYE
Michael A. Bradley	$33,438	$16,719	-$	582,530	$0	$1,595,239
Gregory R. Beecher	$72,510	$17,365	-$	282,446	$0	$566,419
Mark E. Jagiela	$0	$0	-$	120,933	$0	$198,355
Jeffrey R. Hotchkiss	$101,355	$12,554	-$	120,849	$0	$228,336
Eileen Casal	$0	$0		$0	$0	$0

(1)	The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the column titles “All Other Compensation”:

Amounts Contributed by Executive, 2008, 2007 & 2006 Included in Summary Compensation Table

	Michael A. Bradley	Gregory R. Beecher	Mark E. Jagiela	Jeffrey R. Hotchkiss	Eileen Casal
2008	$33,438	$72,510	$0	$101,355	$0
2007	$227,789	$200,472	$57,116	$56,832	$0
2006	$180,997	$77,159	$45,521	$44,994	$0
Prior to 2006	$988,404	$224,728	$94,055	$18,682	$0

Total Employee Contributions	$1,430,628	$574,869	$196,692	$221,863	$0

Post-Termination Compensation

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of its named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, which were entered into in 2007 in replacement of previously existing agreements, in the event any of the named executive officers is terminated without “Cause” or the named executive officer terminates his or her employment for “Good Reason” (each as defined in the agreement) within two years following a defined change in control, such officer will receive certain payments and/or benefits including the following:

•	Immediate vesting of all equity awards (for performance-based awards the vesting would be calculated at the target; level);

•	Cash awards for the year of termination calculated at the target level and pro-rated up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation at the time of termination;

•	Health, dental and vision plan insurance coverage for two years; and

•

Tax gross-up payments in the amount necessary, so that the net amount retained by the named executive officer (after reduction for (i) any excise tax and (ii) any federal, state, or local tax on the tax gross-up payment) is equal to the amount of the payments under the agreement other than the tax gross-up payment.

In December 2008, all named executive officer Change in Control Agreements were amended to add language required for compliance with Section 409A Code and to add a two year post employment non-competition provision and a two year post employment customer and employee non-solicitation provision. While not increasing the change in control benefits available to Mr. Bradley, the December 2008 amendment to Mr. Bradley’s Change in Control Agreement also added change in control provisions previously contained in Mr. Bradley’s Separation Agreement. Previously, Mr. Bradley’s Change in Control Agreement did not contain provisions for salary and health, dental and vision plan insurance continuation because such payments and benefits were already provided for in his existing Separation Agreement.

Chief Executive Officer

Upon his election as Chief Executive Officer, Mr. Bradley was asked by the Board to enter into an Agreement Regarding Termination Benefits (“Separation Agreement”). The term of this Separation Agreement, entered into on September 3, 2004, is for three years, and automatically extends for additional one-year periods unless Teradyne gives notice to Mr. Bradley. The current one year renewable term of the Separation Agreement extends to September 3, 2009. The Separation Agreement contains a two-year post-employment customer and employee non-hire and non-solicitation restriction and a two-year post-employment non-competition restriction. In consideration of these restrictions, Mr. Bradley is entitled to receive severance payments at his annual target compensation rate for two years following his termination by Teradyne for any reason other than death, disability or cause, each as defined in the agreement. During this period, Mr. Bradley is also entitled to ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If Teradyne terminates Mr. Bradley’s employment due to his disability, Mr. Bradley is entitled to a two-year severance payment to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Bradley receives from other employment.

As described above, on December 30, 2008, Mr. Bradley’s Separation Agreement was amended to move all existing provisions relating to a termination in connection with a change in control to Mr. Bradley’s Change In Control Agreement, and was also amended to provide Mr. Bradley with continued vesting of equity awards for the two year severance period following his termination by the Company for any reason other than death, disability or cause, subject to Mr. Bradley’s continued compliance with his two year post-employment customer and employee non-hire and non-solicitation restriction and his two year post-employment non-competition restriction. These changes to Mr. Bradley’s Separation Agreement were made in furtherance of Teradyne’s objective to have all change in control provisions in one agreement, to ensure consistency among all named executive officers in the event of a change in control, to enhance the enforceability of the existing non-hire, non-solicitation and non-competition restrictions in the Separation Agreement and to provide Separation Agreement terms consistent with peer companies and competitors.

Other Arrangements

None of the named executive officers or employees has severance agreements, except the Chief Executive Officer and, as discussed below, Ms. Casal. Teradyne has a standard severance policy under which, the company may in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

The company provides certain benefits to its retirees. Based on age and service, Messrs. Bradley and Hotchkiss qualify for such broad-based employee benefits. Therefore, at retirement, their vested stock options granted prior to 2006 continue to be available for exercise until expiration. They will also be entitled to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate. The Pension Benefits Table on page 36 lists the present value of accumulated benefits for Messrs. Bradley and Hotchkiss.

The following provides the details of potential payments made to the named executive officers in the event of a termination, had the termination occurred on December 31, 2008. The following table does not reflect benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, long-term disability, and life insurance.

	Reason for Termination(1)	Salary Continuation	Prorated Variable Cash Compensation(2)	Benefits Continuation	Equity Value	Excise Tax/ Gross up	Total
Michael A. Bradley	Not for Cause	$2,500,000	$0	$25,602	$420,337	$0	$2,945,939
	Good Reason	$2,500,000	$0	$25,602	$420,337	$0	$2,945,939
	Change in Control	$2,500,000	$0	$25,602	$745,661	$0	$3,271,263

Gregory R. Beecher	Change in Control	$1,260,000	$270,000	$23,568	$282,280	$575,593	$2,411,441

Mark E. Jagiela	Change in Control	$1,220,000	$261,429	$25,199	$274,325	$554,943	$2,335,896

Jeffrey R. Hotchkiss	Change in Control	$1,050,000	$0	$23,733	$200,548	$0	$1,274,281

Eileen Casal	Change in Control	$861,000	$152,758	$7,828	$142,771	$0	$1,164,357

(1)	None of the named executive officers has agreements to receive any salary continuation, variable cash compensation, benefits continuation, acceleration of equity or gross-up in the event such named executive officer voluntarily terminates his or her employment with Teradyne or if that named executive officer is terminated by Teradyne for cause. In the event a named executive officer retires from Teradyne, such person will be entitled to the broad-based benefits provided to all employees.
(2)	As of December 31, 2008, Messrs. Bradley and Hotchkiss were the only named executive officers eligible to receive retirement benefits. Pro-rated variable cash compensation amounts are not included in this table because such benefits would be paid to them pursuant to broad-based retirement benefits available to employees. No additional amounts would be paid as a result of a Change in Control.

As disclosed in Teradyne’s Form 8-K filed March 11, 2009, Teradyne entered into a Severance Agreement and Release with Ms. Casal in connection with her separation, effective March 31, 2009, that provides for continuation of Ms. Casal’s base salary and benefits for a period of one year, as well as a one year non-competition agreement.

PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

Proposed Amendment

On April 3, 2009, the Board adopted an amendment to the 2006 Equity and Cash Compensation Incentive Plan (the “2006 Plan”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the 2006 Plan that will increase the aggregate number of shares of common stock authorized for issuance under the 2006 Plan by 10,000,000 shares. The 2006 Plan, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix A.

As of April 3, 2009, only 2.2 million shares remained authorized for issuance under the 2006 Plan. If the increase in the number of shares authorized for issuance under the 2006 Plan is not approved, Teradyne would have no further ability to make equity-based grants pursuant to the 2006 Plan subsequent to having made grants for the remaining 2.2 million shares, which Teradyne expects would occur prior to our next annual meeting of shareholders. The Board believes that without a continued ability to make grants of equity-based awards pursuant to the 2006 Plan, Teradyne would suffer a severe competitive disadvantage in the recruitment, retention and motivation of its employees.

In May, 2006, when the 2006 Plan covering 12,000,000 shares was initially approved by shareholders, Teradyne terminated its then-existing equity incentive plans pursuant to which an aggregate of 25,723,000 shares remained available for issuance as of December 31, 2005. The plans that were terminated were the Teradyne, Inc. 1991 Employee Stock Option Plan, the Teradyne, Inc. 1996 Non-Employee Director Stock Option Plan, and the Teradyne, Inc. 1997 Employee Stock Option Plan.

Termination of these plans meant that Teradyne would only be able to make future equity grants from the 2006 Plan’s authorized share pool, and as outstanding grants issued under the terminated plans expired unexercised, they would be cancelled and retired and there would be no increase in the 12,000,000 shares authorized for issuance under the 2006 Plan. The adoption of the 2006 Plan and the termination of the prior plans resulted in an immediate substantial decrease in the shares available for grant pursuant to Teradyne equity plans.

Since adoption of the 2006 Plan, there has been a continued decrease in the number of outstanding awards issued under the terminated plans as awards expire unexercised or are forfeited upon employee termination. As of December 31, 2008, there remained an aggregate of approximately 11.6 million shares issuable on awards outstanding under these terminated plans with an average exercise price of $20.31. During 2009, this number of outstanding awards will be further reduced by approximately:

•	3.7 million upon the scheduled expiration of stock option awards with an average exercise price of $18.43; and

•	610,000 as a result of employee terminations in 2009.

Since initially adopted, there has been no increase in the number of shares originally approved for issuance under the 2006 Plan. As indicated above, as of April 3, 2009, only 2.2 million shares remained authorized for issuance under the 2006 Plan.

Unless the amendment is approved, Teradyne will not have a sufficient number of shares available for issuance pursuant to its 2006 Plan to cover equity awards currently budgeted prior to our next annual meeting of shareholders.

The Board recommends a vote for approval of the amendment to the 2006 Plan. The following is a summary of the material features of the 2006 Plan. The complete text of the 2006 Plan, giving effect to the proposed amendment, is attached as Appendix A.

Description of the 2006 Plan, as amended

The purpose of the 2006 Plan is to provide equity ownership in and compensation opportunities from Teradyne (each, an “Award”) to employees, officers, directors, consultants and advisors of Teradyne and its subsidiaries, all of whom are eligible to receive Awards under the 2006 Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the 2006 Plan, may only be granted to employees of Teradyne or subsidiaries of Teradyne. Any person to whom an Award is granted will be called a “Participant.” There are currently approximately 3,376 employees who are eligible to be Participants in the 2006 Plan.

The 2006 Plan is administered by a committee (the “Committee”) composed solely of members of Teradyne’s board of directors that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Exchange Act and Rule 303A.02 of the NYSE Listed Company Manual. Teradyne’s Compensation Committee is the committee that administers the 2006 Plan. The Committee has the authority to grant Awards, to adopt, amend and repeal rules relating to the 2006 Plan, to interpret and correct the provisions of the 2006 Plan and any Award, and subject to the limitations of the 2006 Plan, to modify and amend any Award, except that the Committee may not reprice Awards without shareholder approval or accelerate the vesting of full-value stock-based Awards without shareholder approval other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne by another entity. The 2006 Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of Teradyne, with certain limitations.

Awards under the 2006 Plan may be either or both stock- and cash-based. Stock-based Awards may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria specified in an Award. If the Award is subject to Performance Criteria and the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. “Performance Criteria” means any one or more of the following performance criteria, applied to either Teradyne as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction.

Stock-Based Awards

Authorized Shares. The number of shares of Common Stock that may be delivered pursuant to Awards granted under the 2006 Plan was originally 12 million shares of Common Stock in May 2006, when the 2006 Plan was first approved by the shareholders. As of April 3, 2009, the number of shares of Common Stock that remained available for issuance was approximately 2.2 million. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the 2006 Plan during any one fiscal year may not exceed 2 million.

Terms of Stock-Based Awards. The Committee shall determine the terms and conditions of each stock-based Award, including the number of shares subject to such Award or a formula for making this determination; the exercise or purchase price, as applicable, of such Award (subject to limitations discussed subsequently) and the means of payment for shares; the vesting schedule; the Performance Criteria, if any, that determine the number of shares or options granted, issued, retainable and/or vested; other terms and conditions on the grant, issuance and/or forfeiture of the shares or options; and such further terms and conditions as may be determined by the Committee.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the fair market value of Common Stock on the date of grant. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options shall expire not later than ten years (five years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant.

Each option or installment may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to Teradyne at its principal office address or to such transfer agent as Teradyne shall designate, or by notification to the Teradyne-designated third party commercial provider. The Committee has the right to accelerate the date of exercise of any installment of any option at any time, despite the fact that such acceleration may disqualify all or part of any option as an incentive stock option. Payment for the exercise of options under the 2006 Plan may be made by one or any combination of the following forms of payment:

•	by cash or by check payable to the order of Teradyne, or by fund transfer from the holder’s account maintained with the Teradyne-designated third party commercial provider, if any,

•

at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, provided that such shares were not acquired by the Participant in the prior six months, or

•	at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (a “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. A SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to receive dividends and to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units. Restricted stock and restricted stock units issued under the 2006 Plan will be subject to minimum vesting periods of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other restricted stock or restricted stock unit Awards, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award.

Other Stock-Based Awards. The 2006 Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. A minimum vesting period of no less than 1 year for full-value stock-based Awards subject to Performance Criteria and no less than 3 years for all other full-value stock-based Awards is required under the 2006 Plan, unless such Awards fall under the exception to minimum vesting periods described below.

Non-Employee Director Formula Grants. The 2006 Plan provides that each non-employee director of Teradyne will be automatically granted an Award, either in equity or cash, (1) on the date first elected or appointed to the Board (other than pursuant to an election at the annual meeting of shareholders) having a fair market value equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the director’s date of election or appointment and the date of the next Automatic Annual Grant, and (2) on the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to $110,000 (the “Automatic Annual Grant”). At the discretion of the Board of Directors, such Award may include any of the following, individually or in combination: a restricted stock unit, restricted stock, nonstatutory stock option, SAR or cash. Awards of restricted stock or restricted stock units to non-employee directors will have a minimum vesting period of no less than 1 year for Awards subject to Performance Criteria and no less than 3 years for all other Awards, unless such Awards fall under the exception to minimum vesting periods. Any options, SARs, phantom stock or other cash Awards issued to non-employee directors may, at the Committee’s discretion, be immediately exercisable on the date of grant. Awards granted under the 2006 Plan shall be in addition to the annual Board and committee cash retainers paid by Teradyne to non-employee directors.

Exception to Minimum Vesting Periods. The Committee can exclude from the minimum vesting period requirements up to 5% of the shares of Common Stock authorized for issuance under the 2006 Plan in the form of restricted stock Awards, restricted stock units and other stock-based Awards.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be equitably adjusted:

•	the number and class of securities available for Awards under the 2006 Plan and the per-Participant share limit,

•	the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award, and

•	the repurchase price per security subject to repurchase.

The terms of each other outstanding stock-based Award shall be adjusted by Teradyne (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate.

Cash Awards

In addition to permitting cash Awards to directors as described above, the 2006 Plan also permits the grant of cash Awards either alone, in addition to, or in tandem with other Awards granted under the 2006 Plan to Participants. These cash Awards may be based on a predetermined variable compensation factor and performance criteria. The variable compensation factor is a percentage of the Participant’s base annual salary, starting at 5%

for new Participants. Variable compensation factors are reviewed annually and typically do not exceed 100%. The maximum variable cash compensation award which any participant may receive during any one fiscal year is $3 million. This limit was established to permit qualifying variable cash compensation awards granted under the 2006 Plan to be exempt from the $1 million deduction limit under Section 162(m) of the Code, and is not indicative of any targeted variable cash compensation award.

General Terms

Eligibility Under Section 162(m). In general, under Section 162(m) of the Code, Teradyne cannot deduct, for federal income tax purposes, compensation in excess of $1 million paid in a year to certain executive officers. This deduction limitation, however, does not apply to compensation that constitutes “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The regulations under Section 162(m) of the Code contain a “safe harbor” that treats stock options granted at fair market value as qualified performance-based compensation (assuming certain other requirements are satisfied). Teradyne considered the limitations on deduction imposed by Section 162(m) of the Code when preparing the 2006 Plan. It is Teradyne’s intention that the entire amount of “qualified performance-based compensation” issued under the 2006 Plan in excess of $1 million will be deductible under Section 162(m) of the Code.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution; provided, however, that nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of Teradyne by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the 2006 Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment, or that Awards under the 2006 Plan may be substituted for stock and stock-based awards issued by an entity acquired by or merged into Teradyne. The Committee is also authorized in connection with an acquisition of Teradyne to accelerate in full or in part any Awards of options, restricted stock, other stock-based Awards or Awards then-outstanding under the 2006 Plan that may be settled in whole or in part in cash.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. The Committee is permitted to authorize in connection with the occurrence of such an event the acceleration in full or in part any Award of options or Awards that may be settled in cash. The Committee is permitted to authorize the acceleration of restricted stock or restricted stock unit Awards or other full-value stock-based Awards only in the event of the Participant’s disability, death, retirement or upon the acquisition in control of Teradyne by another entity.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (1) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (2) previously-issued options may not be amended without shareholder approval to reduce the price at which such previously-issued options are exercisable or to extend the period of time beyond ten years for which such previously-issued options shall be exercisable; and (3) previously-issued full-value stock-based Awards may not be accelerated without shareholder approval, other than in the event of death, disability or retirement of a Participant or an acquisition of Teradyne.

Compliance with Section 409A. The 2006 Plan and every Award made pursuant to the 2006 Plan shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder so that no Participant (without any such Participant’s express written consent) incurs any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award.

Termination of 2006 Plan; Amendments. Awards may be granted under the 2006 Plan at any time on or prior to May 24, 2016, but Awards granted before that date may be exercised thereafter. The Committee may amend, suspend or terminate the 2006 Plan or any portion thereof at any time; provided, however, that any material amendment to the 2006 Plan will not be effective unless approved by Teradyne’s shareholders. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the 2006 Plan.

United States Federal Income Tax Consequences

Incentive Stock Options. The following general rules are applicable under current United States federal income tax law to incentive stock options (“ISOs”) granted under Teradyne’s 2006 Plan.

1. In general, no taxable income results to the optionee upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of the ISO, and no corresponding federal tax deduction is allowed to Teradyne upon either grant or exercise of an ISO.

2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years following the date the option was granted or (ii) one year following the date the shares are issued to the optionee pursuant to the ISO exercise (the “Holding Periods”), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as long-term capital gain or loss to the optionee.

3. If shares acquired upon exercise of an ISO are disposed of before the Holding Periods are met (a “Disqualifying Disposition”), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be treated as compensation to the optionee and will be taxed as ordinary income in the year of such disposition.

4. In any year that an optionee recognizes ordinary income as the result of a Disqualifying Disposition, Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes.

5. Any excess of the amount realized by the optionee as the result of a Disqualifying Disposition over the sum of (i) the exercise price and (ii) the amount of ordinary income recognized under the above rules will be treated as capital gain to the optionee.

6. Capital gain or loss recognized by an optionee upon a disposition of shares will be long-term capital gain or loss if the optionee’s holding period for the shares exceeds one year.

7. An optionee may be entitled to exercise an ISO by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises an ISO in such fashion, special rules will apply.

8. In addition to the tax consequences described above, the exercise of an ISO may result in additional tax liability to the optionee under the alternative minimum tax rules. The Code provides that an alternative minimum tax (at a maximum rate of 28%) will be applied against a taxable base which is equal to “alternative minimum taxable income” reduced by a statutory exemption. In general, the amount by which the value of the Common Stock received upon exercise of the ISO exceeds the exercise price is included in the optionee’s alternative minimum taxable income. A taxpayer is required to pay the higher of his or her regular tax liability or the alternative minimum tax. A taxpayer that pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

9. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Nonstatutory Stock Options. The following general rules are applicable under current federal income tax law to options that do not qualify as ISOs (“Nonstatutory Stock Options”) granted under Teradyne’s 2006 Plan:

1. The optionee generally does not realize any taxable income upon the grant of a Nonstatutory Stock Option, and Teradyne is not allowed a federal income tax deduction by reason of such grant.

2. The optionee generally will recognize ordinary income at the time of exercise of a Nonstatutory Stock Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price.

3. When the optionee sells the shares acquired pursuant to a Nonstatutory Stock Option, he or she generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee’s holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

4. Teradyne generally should be entitled to a corresponding tax deduction for federal income tax purposes when the optionee recognizes ordinary income.

5. An optionee may be entitled to exercise a Nonstatutory Stock Option by delivering shares of Teradyne’s Common Stock to Teradyne in payment of the exercise price. If an optionee exercises a Nonstatutory Stock Option in such fashion, special rules will apply.

6. Special rules apply if the stock acquired is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Awards and Purchases. The following general rules are applicable under current federal income tax law to awards of restricted stock and restricted stock units (“Restricted Awards”), the granting of opportunities to make direct stock purchases under Teradyne’s 2006 Plan (“Purchases”) or the granting of a SAR or phantom stock that is settled in shares (a “Stock-Settled Award”):

1. Persons receiving Common Stock pursuant to a Restricted Award, a Purchase or a Stock-Settled Award generally will recognize ordinary income at the time of vesting, purchase or settlement, as applicable, in an amount equal to the fair market value of the shares received, reduced by the purchase price paid, if any.

2. Teradyne generally should be entitled to a corresponding deduction for federal income tax purposes when such person recognizes ordinary income. When such Common Stock is sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale and the seller’s tax basis in the Common Stock (generally, the amount that the seller paid for such stock plus the amount taxed to the Seller as ordinary income).

3. Special rules apply if the stock acquired pursuant to an Award of stock or direct stock purchase is subject to vesting, or is subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% shareholders.

Cash Awards. The following general rules are applicable under current federal income tax law to cash Awards or Awards settled in cash:

1. Persons receiving a cash Award or Award settled in cash generally will recognize ordinary income equal to the amount of the cash Award.

2. Teradyne should be entitled to a corresponding deduction for federal income tax purposes at the time of making the cash Award or Award settled in cash.

The Board recommends a vote FOR approval of the amendment to the 2006 Plan.

PROPOSAL NO. 3

APPROVAL OF AN AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

Proposed Amendment

On March 4-5, 2009, the Board adopted an amendment to the 1996 Employee Stock Purchase Plan (the “ESPP”) which is subject to the approval of the shareholders. The Board has approved and recommends the shareholders approve an amendment to the ESPP that will increase the aggregate number of shares of common stock authorized for issuance under the ESPP by 5,000,000 shares. The ESPP, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix B.

The ESPP encourages broad employee stock ownership in Teradyne. The Board believes that the proposed amendment is essential to permit us to continue the pursuit of these objectives.

The ESPP was adopted by the Board on March 19, 1996, and approved by the shareholders on April 18, 1996. The ESPP was the successor plan to Teradyne’s 1979 Employee Stock Purchase Plan. In March 2004, the Board of Directors adopted an amendment to the ESPP to increase the aggregate number of shares of common stock that may be issued under the ESPP by 5,000,000 shares. This amendment was approved by the shareholders on May 27, 2004. In January 23, 2007, the Board approved an administrative amendment to the ESPP to change the “fair market value” determination to be measured by the closing price on a national securities exchange of common stock rather than the average of high and low prices of common stock on such exchange. On February 28, 2007, the Board adopted an amendment to the ESPP to increase the aggregate number of shares of common stock that may be issued under the ESPP by 5,000,000 shares. This amendment was approved by the shareholders on May 24, 2007. On December 19, 2008, the Compensation Committee approved on amendment to the ESPP to establish a 3,000 share per participant maximum amount purchasable in any one payment period.

As of January 1, 2009, only 2,947,000 shares remained authorized for issuance under the ESPP. If the increase in the number of shares authorized for issuance under the ESPP is not approved, Teradyne will have to terminate the ESPP on December 31, 2009. Teradyne will no longer be able to provide a broad-based equity incentive plan to encourage employee ownership in Teradyne. An absence of a suitable long-term, equity-based incentive plan might negatively impact the recruitment and retention of present and future employees.

Description of the ESPP, as amended

The ESPP is intended to encourage stock ownership by all eligible employees so that they may share in the company’s growth by acquiring or increasing their ownership interest in Teradyne. The ESPP is designed to encourage eligible employees to remain employed by Teradyne. Under the ESPP, payroll deductions are used to purchase common stock for eligible, participating employees. As of March 31, 2009, 1535 employees participated in the ESPP.

The ESPP is an “employee stock purchase plan” within the meaning of Section 423(b) of the Code. It is administered by the Compensation Committee of the Board. The Compensation Committee has the power to interpret the ESPP, determine all questions or issues that might arise under the ESPP, and to adopt and amend rules and regulations for administration of the ESPP, as the Compensation Committee may deem appropriate. The Compensation Committee or the Board may from time to time adopt amendments to the ESPP. However, the approval of the shareholders is required for any amendment that:

•	increases the number of shares that may be issued under the ESPP;

•	changes the class of employees eligible to receive options under the ESPP, if such change would be treated as the adoption of a new plan for the purposes of the applicable provisions of the Code;

•	causes Rule 16b-3 under the Exchange Act to be inapplicable to the ESPP; or

•	requires shareholder approval pursuant to the rules and regulations of the New York Stock Exchange.

The ESPP may be terminated at any time by the Board; however, such termination will not affect options then outstanding under the ESPP. If, at any time, shares of Teradyne’s common stock reserved for issuance under the ESPP remain available for purchase, but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the ESPP will terminate. Upon termination of the ESPP, all payroll deductions not used to purchase common stock will be refunded to ESPP participants without interest.

As amended, the ESPP would authorize the issuance of up to 5,000,000 shares of common stock in addition to the 20,400,000 shares of common stock previously authorized under the plan. In 2008, employees purchased approximately 2,039,000 shares pursuant to the ESPP. Based on the 2008 purchase and participation rate, Teradyne expects that the 5,000,000 share increase would last, at share price levels as of April 3, 2009, for approximately another 2 to 2.5 years. Participants are generally protected against dilution in the event of certain capital changes such as a recapitalization, stock split, merger, consolidation, reorganization, combination, liquidation, stock dividend or similar transaction.

An employee electing to participate in the ESPP must authorize an amount (a whole percentage not less than 2% nor more than 10% of the employee’s cash compensation) to be deducted from the employee’s pay and applied toward the purchase of common stock under the plan. For the duration of the ESPP, the payment period is two six-month periods commencing on the first day of January and ending on the last day of June, and commencing on the first day of July and ending on the last day of December, of each calendar year.

Employees of Teradyne (and participating subsidiaries) whose customary employment is not less than 20 hours per week and is more than 5 months per calendar year are eligible to participate in the ESPP and may join the ESPP on the first business day of a payment period and those employees who become eligible to participate after the first business day of a business period may join on the first business day of the next succeeding payment period. An employee may not be granted an option under the ESPP if, after the granting of the option, such employee would be treated as owning five percent or more of the common stock. Non-employee directors cannot participate in the ESPP.

On the first business day of each payment period, Teradyne will grant to each participant an option to purchase a maximum of 3,000 shares of common stock. On the last day of the payment period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, on the condition that the employee remains eligible to participate in the ESPP throughout the payment period. If the participant’s accumulated payroll deductions on the last day of the payment period would enable the participant to purchase more than 3,000 shares except for the 3,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by Teradyne, without interest. However, in no event may the employee exercise an option granted under the ESPP for more than $25,000 of fair market value of the shares during a calendar year. Furthermore, no employee may be granted an option which permits that employee to purchase shares of common stock under the ESPP to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the respective date(s) of grant) for each calendar year in which the option is outstanding. Any excess accumulation of payroll deductions will be promptly refunded to the employee without interest.

Under the terms of the ESPP, the option price is an amount equal to the lesser of:

•	85% of the fair market value of the common stock on the first business day of the payment period, or

•	85% of the fair market value of the common stock on the last business day of the payment period.

Teradyne will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest will be paid on these amounts. An employee may participate in the ESPP by delivering an authorization stating the initial percentage to be deducted from the employee’s pay and authorizing the purchase of shares of common stock for the employee in each payment period in accordance with the terms of the ESPP.

Under the ESPP, the “fair market value” is (i) the closing price (on that date) of the common stock on the New York Stock Exchange, the principal national securities exchange on which the common stock is traded; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the common stock is not traded on a principal national securities exchange; or (iii) if the common stock is not publicly traded, the fair market value is determined by the Compensation Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the common stock in private transactions negotiated at arm’s length.

Unless an employee files a new authorization or withdraws from the ESPP, the deductions and purchases under the authorization the employee has on file under the ESPP will continue from the initial payment period to succeeding payment periods as long as the ESPP remains in effect. Deductions may not be increased during a payment period. Deductions may be decreased during a payment period, provided that an employee may not decrease his deduction more than once during any payment period.

An employee may withdraw from the ESPP, in whole but not in part, at any time prior to the last business day of each payment period by delivering a withdrawal notice to us, in which event Teradyne will refund the entire balance of the employee’s deductions not previously used to purchase stock under the ESPP.

If an employee is not a participant in the ESPP on the last day of the payment period, the employee generally is not entitled to exercise his option. An employee’s rights under the ESPP generally terminate upon his voluntary withdrawal from the ESPP at any time, or when he ceases employment because of retirement, resignation, discharge, death, change of status or any other reason, except that if an employee is laid-off or retires during the last three months of any payment period, that employee is nevertheless deemed to be a participant in the ESPP on the last day of the payment period.

An employee’s rights under the ESPP are the employee’s alone and may not be transferred to, assigned to, or availed of by, any other person, except by will or the laws of descent and distribution. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

The proceeds received by Teradyne from the sale of the common stock pursuant to the ESPP will be used for general corporate purposes. The obligation to deliver shares of common stock is subject to the approval of any governmental authority required in connection with the sale or issuance of such shares.

The following general rules are currently applicable for United States federal income tax purposes upon the grant and exercise of options to purchase shares of common stock pursuant to the ESPP:

1. The amounts deducted from an employee’s pay under the ESPP will be included in the employee’s compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the ESPP or at the time the employee purchases shares pursuant to the ESPP.

2. If the employee disposes of shares of common stock more than two years after the first business day of the payment period in which the employee acquired the shares, then upon such disposition the employee will recognize compensation income in an amount equal to the lesser of:

a.	the excess, if any, of the fair market value of the shares on the date of disposition over the amount the employee paid for the shares, or

b.	approximately 15% of the fair market value of the shares on the first business day of the payment period.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as compensation income). If the employee’s holding period for the shares exceeds one year, such gain or loss will be long-term capital gain or loss.

3. If the employee disposes of shares of common stock within two years after the first business day of the payment period in which the employee acquired the shares, then upon disposition the employee will recognize compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the last business day of the applicable payment period over the amount the employee paid for the shares.

In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed to the employee as compensation income). If the employee’s holding period for the shares is more than one year, such gain or loss will be long-term capital gain or loss.

4. If the two-year holding period is satisfied with respect to common stock issued upon exercise of an option, Teradyne will not be entitled to a tax deduction with respect to such option or the issuance of shares of common stock upon exercise of such option. If the two-year holding period is not satisfied with respect to common stock issued upon exercise of an option, Teradyne generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the employee upon disposition of such common stock.

The Board recommends a vote FOR approval of the amendment to the 1996 Employee Stock Purchase Plan.

PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

OTHER MATTERS

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail through the regular employees, the company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation. Teradyne has retained Georgeson Inc. to assist with the solicitation of proxies for an estimated fee of $9,500, plus reimbursement for out-of-pocket expenses, all of which will be borne by Teradyne.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the company’s website at www.teradyne.com under the “SEC Filings” section of the “Investors” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

APPENDIX A

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended through April 3, 2009)

1. Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2. Administration.

a. Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual, or any amendment, supplement or modification thereto; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b. Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3. Stock Available for Awards.

a. Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 22,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c), but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

b. Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c. Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d. Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4. Stock Options.

a. General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b. Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c. Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d. Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e. Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

f. Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g. Vesting of Options. Subject to Section 11(f) and Section 11(j) and except as provided in Section 13, at the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h. Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i. Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i) in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii) at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option, provided, that such shares were not acquired by the Participant in the prior six months;

(iii) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv) at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j. Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options.

A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k. Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

5. Stock Appreciation Rights

a. General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b. Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1) Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2) Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c. Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

d. Vesting of SAR Awards. Subject to Section 11(f) and Section 11(j), at the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

6. Restricted Stock.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b. Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to receive dividends and vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award, including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c. Vesting of Restricted Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Awards granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Awards.

7. Restricted Stock Unit.

a. Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b. Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Restricted Stock Unit. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Restricted Stock Unit. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, other than Awards granted under Section 11(l), shall have a minimum vesting period of no less than one (1) year for Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock Units.

8. Phantom Stock.

a. General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b. Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c. Vesting of Phantom Stock. Subject to Section 11(f) and Section 11(j), at the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9. Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 11(f) and Section 11(j), at the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards granted under this Section 9, other than Full Value Awards granted under Section 11(l) herein, shall have a minimum vesting period of no less than one (1) year for Full Value Awards subject to Performance Criteria and no less than three (3) years for all other Full Value Awards granted hereunder.

10. Cash Awards.

a. Grants. The Committee may grant cash awards (each, a “Cash Award”), either alone, in addition to, or in tandem with other Awards granted under the Plan.

b. Terms and Conditions. The Committee shall determine the terms and conditions of any such Cash Award. From time to time, the Committee shall establish administrative rules and procedures governing the administration of Cash Awards.

c. Variable Compensation Awards. A Cash Award that the Committee intends to be a “Variable Compensation Award” subject to Section 162(m) of the Code, provides a variable compensation payment each year to the Company’s executive officers and certain eligible senior employees each year based on certain Performance Criteria that may include, among other criteria, overall corporate and/or individual business group’s or division’s performance during the prior fiscal year, as determined by the Committee. Variable Compensation Awards are calculated based on a percentage of the Participant’s base annual salary (“Variable Compensation Factor”) and start at 5% for new Participants. Variable Compensation Factors are reviewed annually and typically do not exceed 100%. A newly hired executive officer or employee, who is approved for eligibility for Variable Compensation Awards, will be eligible to receive a Variable Compensation Award for their first year of employment, pro-rated from the date of hire. The Committee may rely upon the recommendation of the Company’s senior management in granting Variable Compensation Awards to eligible Participants who do not constitute executive officers of the Company, including as to the amount and terms of any such Awards and the satisfaction of Performance Criteria. No Participant may be granted Variable Compensation Awards that would result in a payment of more than $3 million during any one fiscal year.

11. General Provisions Applicable to Awards.

a. Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b. Documentation. Each Award granted under the Plan, with the exception of Cash Awards, shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

c. Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d. Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean any one or more of the following performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; income or net income; operating income or net operating income; operating profit or net operating profit; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. If the Award so provides, the Committee may appropriately evaluate achievement against Performance Criteria to take into account any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. The minimum vesting period for all Full Value Awards granting shares of Common Stock subject to Performance Criteria, other than Full Value Awards granted under Section 11(l) herein, shall be no less than one (1) year.

e. Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f. Acquisition or Liquidation of the Company.

(i) Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

(ii) Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii) Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, except for Cash Awards already earned, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g. Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. The Committee may allow Participants to satisfy such tax withholding obligations in whole or in part by transferring shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

h. Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders.

i. Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Award.

j. Acceleration. The Committee may at any time provide (i) that any Option shall become immediately exercisable in full or in part, (ii) that Awards that may be settled in whole or in part in cash may become immediately exercisable in full or in part, and (iii) in connection with the disability, death or retirement of a Participant or in connection with an event contemplated by Section 11(f)(i), (A) that any Restricted Stock Award or Restricted Stock Unit shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture or (B) that any other Full Value Award shall become exercisable in full or in part or free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be. The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k. Option or SAR Award Exchange. The Committee may, from time to time, upon obtaining shareholder approval therefor, undertake an exchange program under which employees deemed eligible by the Committee may elect to surrender for cancellation then existing Awards under the Plan or outstanding, unexercised options previously granted under the Company’s 1991 Employee Stock Option Plan, 1997 Employee Stock Option Plan and 1996 Non-Employee Director Stock Option Plan, that have, at the time, an exercise price at or above a level determined by the Board of Directors or the Committee in exchange for cash and/or another Award under the Plan, the form of such consideration to be determined by the Committee.

l. Exception to Minimum Vesting Periods. The Committee may grant up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in the form of Restricted Stock Awards, Restricted Stock Units and other Awards based upon Common Stock that do not comply with the minimum vesting periods set forth in Sections 6(c), 7(c), 9 and 13.

m. Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A.

12. Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13. Grant of Awards to Non-Employee Directors.

Each person who is a member of the Board of Directors and who is not an employee of the Company (each, a “Non-Employee Director”) shall be automatically granted Awards having a Fair Market Value or exercisable for shares having a Fair Market Value, as the case may be, on the day of such grant as follows:

a. on the date such Non-Employee Director is first elected or appointed to the Board of Directors (other than pursuant to an election at an annual meeting of shareholders, in which case, paragraph b and only paragraph b below shall apply) equal to the value of the Automatic Annual Grant, as prorated daily to reflect the period between the directors date of election or appointment and the date of the next Automatic Annual Grant; and

b. on the date in each year which is the earlier of (i) the date that the annual meeting of shareholders is held and (ii) the last Thursday in May, equal to $110,000 (“Automatic Annual Grant”).

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Nonstatutory Stock Options, SARs, or cash, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13 shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to Section 11(f) and Section 11(j), an Award of Restricted Stock or Restricted Stock Units granted pursuant to this Section 13 shall have a minimum vesting period of no less than one (1) year for Restricted Stock or Restricted Stock Units granted subject to Performance Criteria and no less than three (3) years for all other Restricted Stock or Restricted Stock Units granted, unless such Award is granted under Section 11(l), and shall expire on the date which is ten (10) years after the date of grant of such Award. Any Options, SARs or other cash Awards granted pursuant to this Section 13 may, at the Committee’s discretion, be immediately exercisable or paid in their entirety on the date of grant.

14. Miscellaneous.

a. Definitions.

(i) “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii) “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii) “Employee” for purposes of eligibility under the Plan shall include a person to whom an offer of employment has been extended by the Company and who has actually commenced employment with the Company, whether full or part-time status.

(iv) “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v) “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) Cash Awards or (d) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b. Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c. No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued

employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d. No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e. Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after the completion of ten (10) years from the Effective Date, but Awards previously granted may extend beyond that date.

f. Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of the NYSE and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g. Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

APPENDIX B

TERADYNE, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended, effective March 4-5, 2009)

Article 1—Purpose.

This 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of Teradyne, Inc. (the “Company”), a Massachusetts corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2—Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3—Eligible Employees.

No option may be granted to any person serving as a member of the Committee at the time of grant. Subject to the foregoing limitation, all employees of the Company or any of its participating subsidiaries on United States payroll who are employees of the Company or any of its participating subsidiaries on or before the first day of any Payment Period (as defined in Article 5), and whose customary employment is not less than twenty hours per week and more than five months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company, par value $.125 per share (“Common Stock”). All eligible employees shall have the same rights and privileges hereunder. Persons who elect to enter the Plan in accordance with Article 7 and who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who elect to enter the Plan in accordance with Article 7 and who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first business day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4—Stock Subject to the Plan.

The stock subject to the options under the Plan shall be authorized but unissued Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 25,400,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5—Payment Periods and Stock Options.

For the duration of the Plan, a Payment Period shall be defined as each six-month period commencing on the first day of January and ending on the last day of June and commencing on the first day of July and ending on the last day of December of each calendar year. Notwithstanding the foregoing, the first Payment Period during which payroll deductions will be accumulated under the Plan shall commence on July 1, 1996 and shall end on December 31, 1996.

On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum number of 3,000 shares on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last day of such Payment Period. If the participant’s accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 3,000 shares except for the 3,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be the lesser of (i) 85% of the fair market value of the Common Stock on the first business day of the Payment Period and (ii) 85% of the fair market value of the Common Stock on the last business day of the Payment Period, in either event rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term “fair market value” on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on The Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Massachusetts.

Notwithstanding any other provision herein, no employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) $25,000 limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6—Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the 3,000 share limit of the option and the Section 423(b)(8) $25,000 limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period solely by reason of the inability to purchase a fractional share (and for no other reason) shall be refunded.

Article 7—Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A. Stating the percentage to be deducted from the employee’s pay;

B. Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C. Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company on or before the first day of the next succeeding Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8—Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than two percent (2%) but not more than ten percent (10%) of the employee’s cash compensation.

Article 9—Change in Payroll Deductions.

Deductions may not be increased during a Payment Period. Deductions may be decreased during a Payment Period, provided that an employee may not decrease his deduction more than once during any Payment Period.

Article 10—Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization on or before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11—Issuance of Stock.

Certificates for stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12—Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A. In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B. In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to options hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of the fair market value on the date of the Acquisition of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 3,000 share limit, Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase over the aggregate option price to such participant thereof.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13—No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned, otherwise than by will or by the laws of descent and distribution. Any option granted under the Plan may be exercised, during the participant’s lifetime, only by the participant.

Article 14—Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan; provided, however, that if an employee is laid off during the last three months of any Payment Period, he shall nevertheless be deemed to be a participant in the Plan on the last day of the Payment Period. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or, if such leave is longer than 90 days, for so long as the participant’s right to re-employment is guaranteed either by statute or by written contract. Notwithstanding any other provision herein, if a participant’s employment is terminated by reason of retirement, and the date of such termination occurs after the date that is 3 months prior to the last day of the Payment Period, such participant’s rights under the Plan are not immediately terminated, and if the participant has not withdrawn from the Plan, such participant’s options shall be deemed to have been exercised on the last day of the Payment Period in accordance with the terms of the Plan.

Article 15—Termination and Amendments to Plan.

The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the Plan, if such action would be treated as the adoption of a new plan for purposes of Code Section 423(b) and the regulations thereunder; (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan or (iv) materially revise the Plan pursuant to the rules and regulations of the NYSE.

Article 16—Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17—Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, that is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders.

Article 18—Optionees Not Shareholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19—Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20—Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21—Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22—Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23—Governing Law.

The validity and construction of the Plan shall be governed by the laws of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Article 24—Approval of Board of Directors and Stockholders of the Company.

The Plan was adopted by the Board of Directors on March 19, 1996 and on such date the Board of Directors resolved that the Plan was to be submitted to the shareholders of the Company for approval at the next meeting of shareholders. The plan was subsequently approved by the shareholders.

TERADYNE

Electronic Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 27, 2009.

Vote by Internet

• Log on to the Internet and go to www.investorvote.com/TER

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE(8683) within the United States, Canada & Puerto Rico any time on a touch tone Telephone. There is NO CHARGE to you for the call.

• Follow the instruction provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example.

Please do not write outside the designated areas.                                      ☐

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION,

DETACH AND RETURN THE BOTTOM PORTION TO TERADYNE IN THE ENCLOSED ENVELOPE OR AT THE FOLLOWING ADDRESS: 600 RIVERPARK DRIVE, NORTH READING, MA 01864, ATTENTION: SECRETARY.

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4.

1. Election of Directors.

	For	Against	Abstain

01 – James W. Bagley	☐	☐	☐
02 – Michael A. Bradley	☐	☐	☐
03 – Albert Carnesale	☐	☐	☐
04 – Edwin J. Gillis	☐	☐	☐
05 – Vincent M. O’Reilly	☐	☐	☐
06 – Paul J. Tufano	☐	☐	☐
07 – Roy A. Vallee	☐	☐	☐
08 – Patricia S. Wolpert	☐	☐	☐

2. To approve an amendment to the 2006 Equity and Cash Compensation Incentive Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 10,000,000 shares.

For	Against	Abstain

☐	☐	☐

3. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 5,000,000 shares.

For	Against	Abstain

☐	☐	☐

4. To ratify the selection of PricewaterhouseCoopers LLP as independent registered public accounting firm for the fiscal year ending December 31, 2009.

For	Against	Abstain

☐	☐	☐

B	Non-Voting Items

Change of Address – Please print new address below.

C	Authorized Signatures—Sign Here—This section must be completed for your instructions to be executed. – Date and Sign Below

(Please sign your name(s) exactly as your name(s) appear(s) on this proxy. If stock is held jointly, each owner should sign. If signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give your FULL title. Please read reverse side before signing.)

Date (mm/dd/yyyy) – Please print date below. Signature 1 – Please keep signature within the box. Signature 2 – Please keep signature within the box.

Proxy—Teradyne, Inc.

Proxy for Annual Meeting of Shareholders

May 28, 2009

10:00 A.M. Eastern Time

Teradyne, Inc.

600 Riverpark Drive

North Reading, Massachusetts 01864

SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints MICHAEL A. BRADLEY and PAUL G. IGOE, or any of them, proxies, with full power of substitution to vote all shares of stock of Teradyne, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Teradyne, Inc. to be held on Tuesday, May 28, 2009, at 10:00 A.M. Eastern Time, at the offices of Teradyne, Inc. at 600 Riverpark Drive, North Reading, Massachusetts 01864, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement, dated on April 13, 2009, a copy of which has been received by the undersigned.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, THE PROXIES WILL HAVE THE AUTHORITY TO VOTE “FOR” THE ELECTION OF THE DIRECTORS AND “FOR” THE PROPOSALS IN ITEMS 2, 3 and 4.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

CONTINUED AND TO BE VOTED ON REVERSE SIDE